As filed with the Securities and Exchange Commission on April __, 2019

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GRAPHENE & SOLAR TECHNOLOGIES LIMITED
(formerly known as Solar Quartz Technologies Corporation)
(Name of Small Business Issuer in Its Charter)

Colorado	769932	27-2888719
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

433 North Camden Drive Suite 600 Beverly Hills, California 90212 (310) 279-5100
(Address and telephone number of Registrant’s Principal Executive Offices and Principal Place of Business)
Roger May, Interim CEO Graphene & Solar Technologies Limited 433 North Camden Drive, Suite 600 Beverly Hills, California 90212 1-800-761-3917
(Name, address, and telephone number of Agent for Service)

With a copy to:
David L. Ficksman TroyGould PC 1800 Century Park East, Suite 1600 Los Angeles, California 90067-2367 (310) 789-1290

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934:

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☐	Smaller reporting company:	☒
Emerging Growth Company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	34,020,000	$4.00	$136,080,000	$16,492.96

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(1)	The shares of Graphene & Solar Technologies Limited common stock being registered hereunder include 9.020,000 shares being registered for resale by selling stockholders of the company.

(2)	Based on Rule 457 under the Securities Act of 1933. Although our shares are eligible for trading on the Pink Sheets operated by the OTC Markets, there is no current active market in our shares. We have arbitrarily determined the offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 5, 2019

GRAPHENE & SOLAR TECHNOLOGIES LIMITED

UP TO 34,020,000 SHARES OF

COMMON STOCK

This prospectus relates to the sale of up to 25,000,000 shares of the Common Stock of Graphene & Solar Technologies Limited (formerly known as Solar Quartz Technologies Corporation) by the company and 9,020,000 shares of common stock held by selling stockholders of the company. None of the selling stockholders are broker/dealers.

We and the selling stockholders may sell common stock from time to time at the prevailing market prices or privately negotiated prices. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock being offered hereby. However, the selling stockholders may be deemed underwriters of the shares of common stock that they are underwriting. We will pay the expenses of registering these shares.

We will not receive any of the proceeds from the sale of shares sold by the selling stockholders. The offering by us is being made on a self-underwritten “best efforts” basis. The shares offered by us will be sold principally by our officers and directors. Roger May, our Chief Executive Officer and a director, may be deemed to be the beneficial owner of shares owned by two of the selling stockholders. Accordingly, a conflict of interest may arise between Mr. May’s interest in selling shares for the account of such stockholders and in selling shares on our behalf. There is no minimum number of shares required to be purchased as part of the offering or by an investor.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Our common stock is not registered under Section 12 of the Securities Exchange Act of 1934. However, we are voluntarily reporting under the Exchange Act and our shares are currently trading on the Pink Sheets operated by the OTC Markets.

The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment; see “Risk Factors” on page 3.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______ 2019

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

Graphene & Solar Technologies Limited.

Graphene & Solar Technologies Limited, formerly known as Solar Quartz Technologies Corporation, was originally formed in Colorado on June 21, 2010 as Vanguard Energy Corporation and until June 2014 was involved in the exploration and development of oil and gas properties in southeast Texas. We began trading on the OTCQX on December 10, 2011 under the symbol VNGE:QX. We were never able to earn a profit then, and, in January 2013, we began exploring the possibility of selling our oil and gas properties to pay debt. The sale of these oil and gas properties occurred in June 2014 and represented the sale of substantially all of these assets. Following the sale of our assets, on August 19, 2014, a 100-for-1 reverse split of our common stock became effective.

On July 31, 2017, we purchased 100% of the shares of Solar Quartz Technologies Limited, a private company incorporated in New Zealand. These shares were purchased from Solar Quartz Technologies, Inc., a Nevada publicly listed corporation for 213,402,755 new restricted shares of our common stock. Subsequently, the name of Vanguard Energy Corporation was changed to Solar Quartz Technologies Corporation (and the trading symbol was changed to SQTX). As a result of this purchase, we acquired the mineral assets of high purity silica quartz.

On July 1, 2017, we increased our authorized shares of common stock to 500,000,000 and our authorized preferred shares to 10,000,000. On September 18, 2018, the name of our company was again changed to Graphene & Solar Technologies Limited (and the change in the trading symbol to “GSTX”).

Our offices are located at 433 North Camden Drive, Suite 600, Beverly Hills, California 90212. Our telephone number is: (310) 887-1477. We also have Australian offices at 88 Lorimer Street, Docklands, Melbourne 3008, in the State of Victoria, Australia. Our telephone number there is 1-800-761-3917.

The Offering.

Common stock offered by the company (primary offering)	Up to 25,000,000 shares.
Common stock offered by selling stockholders	Up to 9,020,000 shares.
Common stock to be outstanding before and after the offering (assuming all the shares are sold in the primary offering)	231,404,527 before and 256,404,527 after.
Use of proceeds from the primary offering

To provide capital to build and establish a new high purity quartz sand production factory and its allied factory operations together with a graphene enabled photovoltaic solar module manufacturing facility. Also, for funding general production and operational expenses; sales and marketing, and legal, accounting and regulatory costs.

This prospectus relates to the sale of up to 25,000,000 shares of our common stock by our company and the resale of up to 9,020,000 shares of common stock by selling stockholders of our company.

State securities laws regulate the sale of securities in each state in which a purchaser of the company’s common stock is located. These laws also regulate the sale of securities in each state in which a purchaser of the company common stock to be sold by a selling stockholder is resident. We believe that there are exemptions from registration for the sale of shares of common stock by the selling stockholders, and future holders (including those who purchase shares from the selling stockholders), on an unsolicited basis through broker/dealers. Therefore, it is not our present intention to apply to have our securities registered in any state. However, if any of these states takes the position that such exemption from registration is not available for such sales, then those selling stockholders and future holders would not be able to sell their shares of common stock without additional registration requirements being met by us. In such event, this could affect the price of our common stock since there would be fewer shares available for sale on the open market.

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RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition may be harmed and the value of its stock could go down. This means you may lose all or a part of your investment.

Risks Related to Our Business.

Very Limited Operations May Affect Our Ability to Survive.

Based on our current business operations, we have not generated any revenues and we have only a limited operating history upon which to base an assumption that we will be able to achieve our business plan. Accordingly, there can be no assurance that we will generate significant revenues in the future; and there can be no assurance that we will operate at a profitable level. If we are unable to generate sufficient revenues so that we can profitably operate, our business plan may not succeed. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the implementation of a new business.

We had a net comprehensive loss of $160,322 for the year ended September 30, 2017, a net comprehensive loss of $2,054,086 for the year ended September 30, 2018, and a net comprehensive loss of $315,538 for the year three months ended December 31, 2018. As of December 31, 2018, we had an accumulated deficit of $9,164,624.

The Independent Registered Public Accounting Firm Has Expressed Substantial Doubt About Our Ability to Continue as a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In its report dated January 18, 2019 for fiscal years ended September 30, 2018 and 2017, our independent registered public accounting firm stated that the financial statements for the two years ended September 30, 2018 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern has been raised as a result of cash flow constraint and recurring losses largely as a result of the Vanguard’s activities prior to July 31, 2017. Our ability to continue as a going concern is conditional upon our ability to attract new working capital combined with initiating our expanded operations and thereafter to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, generating sales, and securing debt from various institutions where possible. Our continued net losses and stockholders’ deficit may increase the difficulty in meeting such goals, and there can be no assurances that such initiatives will prove successful.

We have Issued and in the Future May Issue More Shares in an Acquisition Which May Result in Substantial Dilution.

Under the Asset Acquisition Agreement to Exchange Securities between Vanguard Energy Corporation and Solar Quartz Technologies, Inc., dated July 31, 2017, we issued a total of 213,402,755 restricted shares of common stock. This issuance resulted in substantial dilution to our existing stockholders who were left with an approximate 5% ownership in the company.

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Any further acquisitions completed by us may also result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. Moreover, common stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a business combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of our common stock might be materially and adversely affected.

No Assurance of Funding.

There is no guarantee that funding sources, or any others, will be available in the future, or that they will be available on favorable terms. In addition, this funding amount may not be adequate for us to fully implement our business plan. Thus, our ability to continue as a going concern is dependent on additional sources of financing and the success of our business plan.

If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures, or we may be required to reduce the scope of our planned product development and marketing efforts, which may have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

•	curtail operations significantly;

•	sell off some of our assets;

•	seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets; or

•	explore other strategic alternatives including a joint venture, or a merger or sale of our company.

To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock, and the terms of such debt could impose restrictions on our operations.

We May Be Subject to Certain Tax Consequences in Our Business Which May Increase the Cost of Doing Business.

We may not be able to structure any acquisition to result in tax-free treatment for the target companies or their stockholders which could deter third parties from entering into certain business combinations with us or result in being taxed on consideration received in a transaction. A non-qualifying reorganization could result in the imposition of taxes that may have an adverse effect on both parties to the transaction.

We May Be Subject to Further Government Regulation That Would Adversely Affect Our Operations.

Although we will be subject to the reporting requirements under the Securities Exchange Act, of 1934, as amended, management believes we will not be subject to regulation under the Investment Company Act of 1940, as amended, since we will not be engaged in the business of investing or trading in securities. If we engage in business combinations that result in our holding passive investment interests in a number of entities, we could be subject to regulation under the Investment Company Act. If so, we would be required to register as an investment company and could be expected to incur significant registration and compliance costs. We have obtained no formal determination from the Securities and Exchange Commission as to our status under the Investment Company Act and, consequently, violation of the Investment Company Act could subject us to material adverse consequences.

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Our Success Is Largely Dependent on the Abilities of Our Executive Personnel.

Our success is dependent upon the hiring and subcontracting of additional qualified technical and administrative personnel. Our officers and directors do not presently have employment agreements with us; therefore, there can be no assurance that any person will remain employed by us. In addition, our success may also be partially dependent on the services of independent contractors. Should any of our key executives or contractors cease to be affiliated with us for any reason before qualified replacements could be found, there could be material adverse effects on our business and prospects in that replacement personnel may not understand our business. Also, we do not carry any key person insurance on any of our officers and directors.

Limitations on Liability, and Indemnification, of Directors and Officers May Result in Expenditures by Us.

Our articles of incorporation include provisions to eliminate, to the fullest extent permitted by the Colorado Revised Statutes as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. Our bylaws also include provisions to the effect that we may indemnify any director, officer, or employee. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by us in covering any liability of such persons or in indemnifying them.

Risks Related to Common Stock

Our Common Stock May Be Traded Infrequently and In Low Volumes Which May Negatively Affect the Ability to Sell Shares.

The shares of our common stock may trade infrequently and in low volumes on the OTC Markets Group, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that, even if we came to the attention of such institutionally oriented parties, they may tend to be risk-averse in this environment and perhaps be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is low or minimal, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Accordingly, we can give no assurance that investors will be able to sell their shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of the company’s securities, and could even result in the loss by investors of all or part of their investment.

Our Common Stock Price May Be Volatile.

The future trading price of our common stock may fluctuate substantially. The price of our common stock may be higher or lower than the price you pay for your shares, depending on many factors, some of which are beyond the company’s control and may not be directly related to its operating performance. These factors include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	changes in regulatory policies with respect to business development companies;

•	actual or anticipated changes in earnings or fluctuations in operating results;

•	general economic conditions and trends;

•	loss of a major funding source; or

•	departures of key personnel.

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Due to the potential volatility of the stock price, we may be the target of securities litigation in the future. Securities litigation may result in substantial costs and divert management’s attention and resources from the business.

Absence of Cash Dividends May Affect Investment Value of Our Stock.

Currently, our board of directors does not anticipate paying cash dividends on our common stock for the foreseeable future and intends to retain any future earnings to finance the growth of our business. Payment of dividends, if any, will depend, among other factors, on our earnings, capital requirements and the general operating and financial conditions as well as legal limitations on the payment of dividends out of paid-in capital.

No Assurance of a Public Trading Market and Risk of Low Priced Securities May Affect Market Value of the Company’s Stock.

The Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Such rules include Rule 3a51-1 and Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934. Because our securities may constitute “penny stocks” within the meaning of the rules (as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, not traded on a national securities exchange or the NASDAQ Stock Market), the rules would apply to us and our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which established sales practice requirements for certain low-price securities. Unless the transaction is exempt, it shall be unlawful for a broker or dealer to sell a penny stock to, or to affect the purchase of a penny stock by, any person unless prior to the transaction:

•	the broker or dealer has approved the person’s account for transactions in penny stock pursuant to this rule; and

•	the broker or dealer has received from the person a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stock, the broker or dealer must:

•	obtain from the person information concerning the person’s financial situation, investment experience, and investment objectives;

•	reasonably determine that transactions in penny stock are suitable for that person, and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stock;

•	deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination stating in a highlighted format that it is unlawful for the broker or dealer to affect a transaction in penny stock unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person, stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement, and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person’s financial situation, investment experience, and investment objectives; and

•	receive from the person a manually signed and dated copy of the written statement.

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It is also required that disclosure be made as to the risks of investing in penny stock and the commissions payable to the broker-dealer, as well as current price quotations and the remedies and rights available in cases of fraud in penny stock transactions. Statements, on a monthly basis, must be sent to the investor listing recent prices for the penny stock and information on the limited market.

There has been a minimal public market for our common stock as we have been in the process of restructuring our new operations. We are currently trading on OTC Markets “Pink Sheets” and have maintained a voluntary reporting status with the Securities and Exchange Commission for several years. Since we exceeded 300 stockholders of record as of October 1, 2018, the beginning of the fiscal year, we are now considered to be a company required to file reports under Section 15(d) of the Securities Exchange Act of 1934.

We have filed with the OTC Markets Group an OTCQB Application and Agreement for listing on this marketplace. However, until this is effective, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The regulations governing penny stocks, as set forth above, sometimes limit the ability of broker-dealers to sell our common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

Potential stockholders should also be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•	the wholesale dumping of the same securities by promoters and broker dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Failure to Remain Current in Reporting Requirements Could Result in Our Being Delisting from the OTCQB.

Companies that trade on the OTCQB must be required to file reports under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on that marketplace. Alternatively, we must meet the alternative reporting standards of the OTC Markets. When the Company becomes listed on that market, if it fails to remain current in the Company’s reporting requirements, the Company may be delisted from the OTCQB marketplace. As a result, the market liquidity for our common stock could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Failure to Maintain Market Makers May Affect Value of the Company’s Stock.

If we are unable to maintain broker/dealers as market makers, the liquidity of our common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for our common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of our common stock on any secondary market. There is no assurance we will be able to maintain such market makers.

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Issuance of Common Stock in Exchange for Services or to Repay Debt Would Dilute Proportionate Ownership and Voting Rights and Could Have a Negative Impact on the Market Price of Our Stock.

Our board of directors may issue shares of common stock to pay for debt (including pursuant to conversion) or services, without further approval by our stockholders based upon such factors as the board of directors may deem relevant at that time.

No Cumulative Voting May Affect Ability of Some Stockholders to Influence Our Management.

Holders of the shares of common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of stockholders will be able to elect all of our directors, and the minority stockholders will not be able to elect a representative to our board of directors.

Shares Eligible for Future Sale Could Affect the Price of Our Common Stock.

All of the shares currently held by our management and the major stockholders have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933 or an applicable exemption.

A Single Shareholder Owns Voting Control of Our Company.

Phoenix Global Holdings Limited directly owns 122,981,762 shares of company common stock (53.14%). Therefore, this stockholder will effectively be able to control our company and the election of directors and the results of other matters submitted to a vote of the stockholders. Roger May, our Chief Executive Officer, may be deemed to be the beneficial owner of such shares and the shares directly owned by M‑Graphite Holdings Limited. Mr. May is the trustee of the trust which is the record owner of all of the shares of Phoenix which in turn owns all of the capital stock of M‑Graphite. Accordingly, Mr. May may be deemed to be the beneficial owner of shares representing 66% of our outstanding shares. However, Mr. May individually is not a stockholder of record of our company.

Risks Relating To This Offering

There is a Potential Conflict of Interest with respect to this Offering.

The shares offered by us will be sold principally by our officers and directors. Roger May, our Chief Executive Officer and a director, may be deemed to be the beneficial owner of shares owned by two of the selling stockholders. Accordingly, a conflict of interest may arise between Mr. May’s interest in selling shares for the account of such stockholders and in selling shares on our behalf.

USE OF PROCEEDS

We intend to use the net proceeds from the primary offering of the securities for general corporate purposes, which may include one or more of the following (the numbers reflect what would be expended based on a full subscription of this offering):

•	to build a new high purity quartz sand processing and product production factory, construction and establishment costs and operational management support structure ($35,000,000);

•	to locate graphene and photovoltaic silicon solar module development and manufacturing facility and the joint venture us and Grapheneca Advanced Graphene Research and Development Facility ($25,000,000);

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•	expand corporate and administrative operational management structures to oversee and operate factory construction and sales and marketing activities internationally ($5,000,000);

•	capital expenditures for ongoing and planned new strategic partnerships and complementary solar industry acquisitions ($10,000,000); and

•	working capital.

Offering expenses include our legal, accounting, printing, filing, registration, qualification, and other expenses, and the offering of the shares including marketing and sales costs. We do not currently anticipate paying commissions or other compensation in connection with offering the shares for sale. To the extent offering expenses are less, the excess funds will be added to operating funds.

Our management will have broad discretion in the allocation of the net proceeds of the offering.

Pending the use of funds, we intend to place such funds in an insured bank account.

Alternatively, in lieu of direct expenditure, all or a portion of the shares may be issued in connection with debt financing which would be used for the purposes listed above. The shares may be issued to the providers of the financing, to persons who arrange the financing or a combination thereof.

DETERMINATION OF OFFERING PRICE

While our shares are eligible for trading on the Pink Sheets of the OTC Markets, there is currently no active market for our stock. Our shares are expected to be sold at the then prevailing market price if available or at privately negotiated prices. The various factors considered in determining the prices for our stock include the following:

•	Business model of the company.

•	The long term potential for the products to be marketed and sold by the company.

•	The experience of company management in the business of the company.

•	The liquidity of our stock.

We are seeking to obtain a listing on the OTCQB. There cannot be any assurance that our application for quotation will be approved.

DILUTION

Since there is currently no active trading market for our stock, for purposes of this section, we have arbitrarily established an offering price of $4.00 per share. To the extent we receive more or less than $4.00 per share, the amounts in the table will have to be adjusted. This price is significantly greater than the price that current stockholders paid for common equity since inception ($0.00001 per share, a difference of $3.99999 per share lower than the $4.00 per share price.

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Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of an investment in the company’s common stock:

Percent of Shares Sold	25%	50%	75%	100%

Number of Shares Sold	6,250,000	12,500,000	18,750,000	25,000,000

Anticipated Net Offering Proceeds	$24,913,400	$49,913,400	$74,913,400	$99,913,400

Total Shares Issued and Outstanding Post Offering	244,966,484	251,216,484	257,466,484	263,716,484

Offering Price Per Share	$4.00	$4.00	$4.00	$4.00

Pre-Offering Net Tangible Book Value Per Share	$(0.0035)	$(0.0035)	$(0.0035)	$(0.0035)

Post-Offering Net Tangible Book Value Per Share	$0.0984	$0.1954	$0.2879	$0.3758

Increase in Net Tangible Book Value Per Share after Offering	$0.1019	$0.1989	$0.2914	$0.3793

Dilution Per Share to New Stockholders	$3.8981	$3.8011	$3.7086	$3.6207

New Stockholders Percentage of Ownership after Offering	2.55%	4.98%	7.28%	9.48%

Existing Stockholders Percentage of Ownership after Offering	97.45%	95.02%	92.72%	90.52%

SELLING STOCKHOLDERS

On behalf of the selling stockholders, we have agreed to file a registration statement with the Securities and Exchange Commission covering the resale of their common stock as described in this prospectus.

We will use our reasonable efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling stockholders have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act of 1933. We will pay the costs and fees of registering the shares, but the selling security holders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The registration statement that we have filed with the Securities and Exchange Commission, of which this prospectus forms a part, covers in part the resale of our common stock by the selling stockholders from time to time under Rule 415 under the Securities Act of 1933. The filing of this registration statement was for the intention of providing those stockholders with additional liquidity with respect to their ownership of shares of common stock.

The selling stockholders may offer our common stock covered under this prospectus for resale from time to time. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of the common stock in transactions exempt from the registration requirements of the Securities Act of 1933.

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The table below presents information as of March 15, 2019 regarding the selling stockholders and the shares of common stock that the selling stockholders may offer and sell from time to time under this prospectus. The table is prepared based on information we were able to secure from company records maintained by Vstock Transfer LLC. Although we have assumed, for purposes of the table below, that the selling stockholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholders. Information covering the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus or an amendment to the registration statement if and when required. There are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

Beneficial Ownership of Common Shares Prior to this Offering			Number of Shares to be		Beneficial Ownership of Common Shares after this Offering
Selling Stockholder (1)	Number of Shares	Percent of Class (2)	Sold Under this Prospectus		Number of Shares	Percent of Class (3)
Phoenix Global Holdings Limited(1)	122,981,762	51.52%	3,000,000	(4)	119,981,762	45.50%
M-Graphite Holdings Limited(1)	29,751,197	12.46%	2,000,000		27,751,197	10.52%
Pegasus Resources Limited	3,500,000	1.47%	350,000		3,150,000	1.19%
Kym Gordon	2,945,003	1.23%	550,000		2,395,003	0.91%
Interact Creative	2,660,000	1.11%	300,000		2,300,000	0.87%
Global Digital Solutions Pty. Ltd.	2,000,000	0.84%	200,000		1,800,000	0.68%
Muneyuki & Kimiko Nakazawa	1,260,000	0.53%	150,000		1,100,000	0.42%
Lamell Family Trust	300,000	0.13%	100,000		200,000	0.08%
AIFGH Pty. Ltd.	1,000,000	0.42%	100,000		900,000	0.34%
Clarence Smith	250,000	0.11%	100,000		150,000	0.06%
Hii Investment Pty. Ltd.(Hii Assets Trust)	750,000	0.31%	100,000		650,000	0.25%
Kenneth K. Fitzpatrick	100,000	0.04%	100,000		0	0.00%
Manji Family Trust	1,000,000	0.42%	100,000		900,000	0.34%
Nordev Superannuation Fund Pty. Ltd.	1,000,000	0.42%	100,000		900,000	0.34%
Trevain Pty Ltd.	1,000,000	0.42%	100,000		900,00	0.34%
Wade Giles Riley	320,000	0.13	70,000		250,000	0.09%
Wee Chong (Nicholas) Aw	350,000	0.15%	60,000		290,000	0.11%
Kesar Summittran Holdings Pty. Ltd.	100,000	0.04%	50,000		50,000	0.02%
Brian F. Faulkner	500,000	0.21	50,000		450,000	0.17%
C.E.R.A. Fund	1,000,000	0.42	50,000		950,000	0.36%
Cassiopeia Olson	500,000	0.21	50,000		450,000	0.17%
F&E Herrera, LLC(1)	500,000	0.21	50,000		450.000	0.17%
Forty-Seventh Rischell Pty. Ltd. A/T The Eng Pension Fund	150,000	0.06	50,000		100,000	0.04%
Goh Beng Kiat Melvin	150,000	0.06	50,000		100,000	0.04%
Michael Selsman	500,000	0.21	50,000		450,000	0.17%
New Technologies Cluster Limited	500,000	0.21	50,000		450,000	0.17%
Strumenti International, Inc.	100,000	0.04%	50,000		250,000	0.09%
NZ Macro Limited	500,000	0.21	50,000		450,000	0.17%
Philip Sidney Askin	100,000	0.04%	50,000		50,000	0.02%
Windsor Holdings, LLC	500,000	0.21	50,000		450,000	0.17%
ANP Enterprises, Inc.	500,000	0.21	50,000		450,000	0.17%
Kenneth Norman Burgess Superannuation Fund	320,000	0.13	50,000		270,000	0.10%
Bradley John Cross	40,000	0.02%	40,000		0	0.00%
Doyvle Schrader	40,000	0.02%	40,000		0	0.00%

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Damian McGreevy Consulting Pty. Ltd.	250,000	0.11%	40,000	210,000	0.08%
Ayumi Marusawa	150,000	0.06	30,000	120,000	0.05%
Dr. Justin O’Day	100,000	0.04%	30,000	70,000	0.03%
Giles Frankal	100,000	0.04%	30,000	70,000	0.03%
James Edward Liewellyn	150,000	0.06	30,000	120,000	0.04%
Janice May	250,000	0.11%	30,000	220,000	0.08%
Soo Ah Kim	50,000	0.02%	30,000	20,000	0.01%
Kristine R. Woo	250,000	0.11%	30,000	220,000	0.08%
Paul Varcoe Properties Pty. Ltd.	350,000	0.15%	30,000	320,000	0.12%
Sharen & Brian Heron	300,000	0.13%	30,000	270,000	0.10%
Trevor Ross Cowling	50,000	0.02%	30,000	20,000	0.01%
Wendy & Trevor McCall	300,000	0.13%	30,000	270,000	0.10%
Wild Duck Superannuation Fund Pty. Ltd.	150,000	0.06	30,000	120,000	0.04%
Harish Velji Hirani	450,000	0.19	25,000	425,000	0.16%
Howard Coyle	100,000	0.04%	25,000	75,000	0.03%
Chris Krstev	75,000	0.03%	20,000	55,000	0.02%
Andrew David Spall	20,000	0.01%	20,000	0	0.00%
Bruce Young Super Fund	247,000	0.10	20,000	80,000	0.03%
Debra Rains Superannuation	50,000	0.02%	20,000	30,000	0.01%
Earl Geoffrey Lovett	100,000	0.04%	20,000	80,000	0.03%
Laurence Phillip Riley	20,000	0.01%	20,000	0	0.00%
Anisha Naidu	70,000	0.03%	20,000	50,000	0.02%
Murray Grigg Lines	100,000	0.04%	20,000	80,000	0.03%
Peter W. Harben, Inc.	100,000	0.04%	20,000	80,000	0.03%
Roseanne Maria Zemaitis-Fisher	50,000	0.02%	20,000	30,000	0.01%
Tim Bridger	20,000	0.01%	20,000	0	0.00%
TBC Muney Nakazawa	120,000	0.05%	20,000	100,000	0.04%
Wendy Harris	100,000	0.04%	20,000	80,000	0.03%

	Total:		9,020,000

________________

(1)	None of the selling stockholders are broker/dealers or affiliates of the company, except for (a) F&E Herrera LLC which is controlled by Frank Herrera, our interim financial officer; Michael Selsman (a director of our company); and NZ Macro Limited, which is controlled by David A.B. Halstead (a director of our company), and (b) Phoenix Global Holdings and M‑Graphite Holdings Limited of which Roger May, our Chief Executive Officer, may be deemed to be the beneficial owner as a result of his being the sole shareholder of the trustee which in turn is the sole shareholder of Phoenix Global Holdings. Phoenix Global is the sole shareholder of M-Graphite Holdings Limited.

(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The total issued and outstanding common stock as of March 15, 2019 is 231,404,527.

(3)	We have assumed the sale of all of the common shares offered under this prospectus by us (34,020,000) will be sold, thereby resulting in a total issued and outstanding of 256,404,527 (231,404,527 + 25,000,000). As the selling stockholders can offer all, some or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will offer or sell under this prospectus.

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PLAN OF DISTRIBUTION

We currently intend to sell our shares we are offering directly to the public without using the services of any broker/dealer. We do not currently plan on paying any commissions in connection with the sale of these securities. We plan on selling shares in our primary offering using the services of our officers and directors.

The selling stockholders and any of their pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales will be at the prevailing market prices or privately negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 or other applicable exemptions under the Securities Act, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be sold by the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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We are required to pay all fees and expenses incident to the registration of the shares in this prospectus, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. Neither us nor any selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or its pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If a selling stockholder notifies us that he or she has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General Description.

The securities being offered are shares of common stock. Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001. The holders of the common stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs of the company; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

These securities do not have any of the following rights:

•	cumulative or special voting rights;

•	preemptive rights to purchase in new issues of shares;

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•	preference as to dividends or interest;

•	preference upon liquidation; or

•	any other special rights or preferences. In addition, the shares of common stock are not convertible into any other security.

There are no restrictions on dividends under any loan or other financing arrangements or otherwise.

As of March 15, 2019, we had 231,404,527 issued and outstanding shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of our management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in our best interests, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Non-Cumulative Voting.

The holders of shares of our common stock will not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares of common stock will not be able to elect any of our directors.

Dividends.

We do not currently intend to pay cash dividends. Because we do not intend to make cash distributions, potential stockholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares or any guarantees of the success of the company.

A distribution of revenues will be made only when, in the judgment of our board of directors, it is in the best interest of our stockholders to do so. The board of directors will review, among other things, our financial status and any future cash needs in making its decision.

Transfer Agent.

We have engaged the services of Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, to act as transfer agent and registrar for the Company.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in our company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company.

DESCRIPTION OF BUSINESS

Introduction.

Our management has 13 years previous experience in the solar industry, high purity quartz (“HPQ”) processing, and high purity quartz sand (“HPQS”) production and manufacturing industry. HPQS is an essential material for the production of photovoltaic solar panels and the high-end electronics and semiconductor industries. We are proceeding to establish our new commercial production level factory in Townsville, Queensland, Australia to meet both pre-existing sales orders and increasing demand for new high purity quartz sand product. HPQS production worldwide seldom meets demand from the photovoltaic solar panel manufacturing and semi-conductor and high-end electronics industries.

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Our technology team and our long-term associates have a proven track record of their production capability of commercial quality solar grade and potential semiconductor industry quality and purity products. The executive management team has 10 years’ experience in all facets of the production of specialized HPQ products critical for the high-end solar and electronics components industry.

We have the major advantage of owning our substantial supply of raw silica/quartz feedstock material through our wholly owned subsidiary, Solar Quartz Technologies Limited, a New Zealand private corporation. This is ultra-high purity quartz deposit at our White Springs deposit (estimated at 1.5 million tons) and is located 170 miles inland from the major Australian shipping port of Townsville in the State of Queensland, Australia. The White Springs material is ideal for processing into HPQS with sufficient reserve to fuel 15 to 20 years minimum of HPQS processing into solar crucible and high-end electronics grade high purity quartz sand. In addition, this subsidiary also owns the nearby Quartz Hill deposit that has an “AusIMM JORC” compliant resource of 14 million tons of HPQ, ideal for processing into solar grade polysilicon metal, as well solar cell wafer production.

HPQ and HPQS are essential primary feedstock materials required for the manufacturing of mono-crystalline solar grade silicon, through the Czochralski process, for the crucibles in which silicon ingots that solar cells are made from are produced. HPQS is also an essential ingredient required for the production of semiconductors and in fact all high-end electronics. HPQ is the only suitable material for this process as it shares the same element (silicon) and is almost non-reactive, assuring high quality silicon ingots. Apart from this, HPQ also finds primary applications in advanced lighting, telecom, optic and microelectronics industry. HPQ powders are required for epoxy-molding compound used in manufacture of most electronic semiconductors, and is in a fast growth sector, which includes upgraded auto electronics for electric vehicles.

We are also primarily focused on the early development of new graphene enabled photovoltaic solar models, including graphene enabled thin-film solar panels. In this production initiative, we have entered into a non-binding Letter of Intent for a joint venture with NanoGraphene, Inc. (doing business as GrapheneCA), a New York based manufacturer with four years’ experience in the manufacture of pure graphene and of the development of newly evolving graphene enhanced high-tech applications, to jointly develop graphene enhanced solar solutions. Of substantial importance, the principal of GrapheneCA has fifteen years experience in the design, construction and establishment of fourteen thin film solar factories through the U.S., Europe and Asia.

The development of graphene enhanced combination PV silicon materials is currently one of the most intensive areas of research and development, attracting major interests from most world University research divisions and new technology players. Massachusetts Institute of Technology has actually manufactured graphene solar panels.

The U.S. Government Solar Investment Tax Credit has stimulated solar panel development and growth since its initial passage in 2006. In the last decade, solar energy has experienced an average annual growth rate of about 54%. Solar panel installations surged in 2016 ahead of potential drop down of this credit, but an extension in late 2015 has created federal policy stability through 2021. Although the solar panel manufacturing and installation industry is very competitive, our primary manufacturing material operations will not compete in that market as our area of expertise is that of producing the essential raw materials necessary to manufacture photovoltaic solar panels and semiconductors and is relatively competition free.

Operational Overview.

The constant demand for high purity quartz sand in high-end global markets has historically exceeded available supply, and the burgeoning global solar industry, due to the rapid growth of utility scale photovoltaic solar farm installations, and micro-grid networks, has substantially increased global demand for high purity quartz sand. The re-tooling of the semiconductor industry to produce nano-chips has also increased high purity quartz sand demand. Many high-tech industries have had to curtail production and expansion of the existing product ranges due to the global shortage of high purity quartz sand.

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Three HPQS Producers: United States, Norway and Russia.

There are only three commercial scale high purity quartz sand factories with the capability to refine raw quartz into commercial grade high purity quartz sand. They are located in the United States, Norway, and Russia; they collectively produce less than 60% of the increasing global demand for high purity quartz sand.

High purity quartz sand currently sells for US$8,000 to US$10,000 per ton with fluctuating pricing according to supply and demand. We can manufacture solar grade high purity quartz sand at a cost of US$2,000-$2,500 per ton. The global market price is predicted to keep increasing due to the ongoing global shortage of high purity quartz sand sufficient to meet the increasing demands of the solar and high-end electronics industries. We previously operated a research design and a pilot plant production facility in Melbourne, Australia for six years primarily to create new and innovative cost-effective techniques for producing high purity quartz sand applications.

The establishment of the HPQS production plant will enable our company to supply HPQS and poly-silicon feedstock to meet pre-existing sales orders and new global demand necessitating the early establishment of the new HPQS production factory in Townsville, close to the HPQ mineral deposits. The second stage factory development will facilitate further processing of crucible grade HPQS into semiconductor grade quality that is always in very high demand.

The Quartz Hill deposit of 14 million tons of HPQ was previously the target of a joint venture mono-crystalline silicone production factory, still under consideration in Townsville with the largest manufacturer of photovoltaic solar panels in the world (Hanwha QCell). The compelling factor driving this initiative was the unusual high purity and extremely low-price HPQ that the company could supply to the project. The Quartz Hill deposit provides attractive opportunities for significant cost savings in the production of solar grade silicon metal for solar cell wafers.

We are not dependent upon third party suppliers or agents for the supply of raw feedstock material or the technology required to upgrade and provide value added to the resource. Our management believes that we will represent a unique one-stop silica quartz supplier to the solar and semiconductor industry, as well as several other sectors requiring a reliable and consistent quality source of high-purity quartz products

There are no identified government approvals required for the products or export restrictions for HPQ products. We have previously successfully exported sample volumes of all products without restriction.

Graphene Material.

Graphene, a new material, was developed in 2004 by two UK based Russian university professors who were awarded the Nobel Prize in 2010 for their invention. Graphene is a 2D allotrope made from graphite/carbon atoms, and whilst still largely unknown to the world is rapidly becoming a new industrial revolution in its own right with more than 8,800 patent applications for graphene enabled product applications having been filed recently. We have taken an early leading-edge position in this evolving new technological field of graphene enabling and enhancement, specifically to focus upon development of photovoltaic solar panels with graphene added. Subject to available capital and completion of a Joint Venture Agreement, we plan to work with GrapheneCA to develop a new range of graphing enhanced thin-film solar module applications.

Graphene is the world’s thinnest and strongest material ever, with remarkable electrical, thermal and optical properties being the most conductive material ever scientifically measured. A sheet of graphene material is only one single atom in thickness and is referred to as a 2D nano-material having almost no measurable depth, only length and width. Graphene is also highly transparent and can be easily flexed and stretched 25% of its size without breaking. However, it is still 200 times stronger than steel and harder than a diamond. It is said that it would take the weight of an elephant balanced on a needlepoint to break through a single one-atom thick graphene sheet. Graphene material is completely impermeable, even a helium atom (the smallest) cannot pass through graphene. The advent of graphene and the introduction of the extraordinary benefits from combining graphene with existing solar industry materials to thereby create an entirely new range of solar grade materials with dramatically increased attributes and properties not previously believed possible before the advent of graphene is therefore of vital importance to the company.

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Our main focus remains dedicated to its original premise of developing new leading-edge technologically advanced solar materials and applications, many of which when combined with graphene will ultimately expand the horizons of what is now possible relevant to the generating capacity of solar panels to sensitivity levels not achievable before the invention of graphene. Researchers have already established that the combination of graphene with existing solar materials and solar panel applications can increase the generating efficiency for conventional solar panels from today’s 15% average to 22% sensitivity in thin-film solar applications. This combination of existing solar industry materials, and silicon combined with graphene will also greatly benefit our company in ultimately achieving our sales revenues and profitability targets for the benefit of our stockholders.

There are myriads of additional unique attributes and properties that make graphene a highly versatile material similar to no other with amazing undeveloped potential. The number and variety of possible applications is virtually limitless, including graphene solar panels, graphene super capacitors (game changing graphene batteries that can recharge 5 to 10 times more quickly) than lithium-ion batteries, and cost-effective highly efficient water filtration and purification systems. Researchers have demonstrated graphene-based transistors, flexible networks, quantum dots, spintronic devices, integrated circuits and semiconductor as well as DNA sequencers and drug delivery applications. Adding 1% graphene to plastic makes it electronically conductive.

Australian HPQS Factory.

Subject to available capital, we are currently positioned to establish our new commercial scale (50,000 tons per annum) high purity quartz sand factory in Australia where it has substantial equipment and infrastructure already located. Production at the new high purity quartz sand factory will commence 6 to 8 months after receipt of funding and is profitable from the first year of operations.

The US$50 million factory financing is a multi-staged investment, with US$10 million required initially to begin construction of the new Townsville, Queensland-located pre-processing plant to facilitate low-end unprocessed sale of quartz rock directly from the Quartz Hill mine site. The balance of funds will be used as set forth below. Funds may come from the sale of the shares in the primary offering or from providing shares to lenders or arrangers of debt financing, or a combination thereof.

Stage One – US$ 10 Million – Townsville Pre-Processing Factory “SQ1” and “SQ5” Products

The initial US$10 million application of funds will be specifically allocated to sponsor the generation of early revenue from sales of un-processed raw quartz directly from the Quartz Hill mine site. The raw quartz rock will be shipped to the new Townsville pre-processing factory for low-cost preparation involving high pressure washing, crushing and sizing, ready for shipping to international markets. Our management is confident of re-establishing previous issued US$200 Million plus orders from China and several other new emerging markets that require unprocessed high purity quartz for their own “value-adding” production centers. While we consider generation of early sales revenues is a vital function, the pre-processing factory will also produce “SQ5” feedstock for the new commercial scale high purity quartz sand factory to generate sales into the solar industry, semi-conductor and all high-end electronics markets. By building the new Townsville factory, Stage One funding will provide a base for international sales operations focusing on generating high volume, low-end sales revenues from largely unprocessed quartz. The factory is designed with more than enough production capacity to meet both SQ5 feedstock and low-end production demands.

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Stage Two – US$ 20 Million – High Purity Quartz Sand Production Factory - “SQ7” Products

These funds will be required six months after the initial US$10 million funding. Funds will pay for establishing the fully operational solar grade, or crucible grade high purity quartz sand manufacturing facility. The factory will focus on manufacturing solar grade, or crucible grade high purity quartz sand products to industry standard purity grade high purity quartz sand for supply to all high-end electronics manufacturers. The solar industry utilizes SQ7 high purity quartz sand extensively. This operational segment is the most challenging, requiring almost spotless production facilities and high-tech clean rooms to insure ultimate high purity standards in the production process. Our technical team has a previous proven ability to meet these standards and successfully achieve appropriate production quality for solar and crucible grade high purity quartz sand.

Stage Three - US$ 20 million - Factory Up-Grade for Semi-Conductor Grade-”SQ9” Productions

The total $50 million funding is required within the first year and will be used to purchase additional high-level refining equipment and meet the cost of facility upgrades to the existing high purity quartz sand factory to facilitate production of SQ9 semi-conductor grade high purity quartz. This grade of high purity quartz is the highest purity and yields the largest profit margin. It is extensively used in the semiconductor industry for tool-ware applications and has consistent market demand. Semi-conductor grade SQ9 requires SQ7 solar grade high purity quartz sand as essential feedstock to enable manufacture of SQ9 semi-conductor.

Sales and Marketing Plan.

We have substantial pre-existing orders we were previously unable to supply because of the lack of adequate production facilities. We have enquiries on a weekly basis from pre-existing clients and new customers for the immediate supply of high purity quartz sand product as they grow market share in the target high purity and higher value/margin off-take market applications. We believe that our cost-effective and efficient production methods and prompt availability of shipping provide us with significant market advantages over our very few competitors.

High purity products:

•	Consistent and reliable quality

•	Abundant prompt supply

•	Easy accessibility to shipping, and short supply lead times

•	Regular, consistent and stable reliable supply source.

Australia’s world-renowned politically stable government, combined with the environmentally benign location, makes the company an attractive and secure long-term source of high purity quartz and high purity quartz sand raw materials for manufacturers.

We have an extensive customer data base established over the last 13 years since we first commenced operations’ in our original corporate entity in 2007, when we first obtained a US $1 billion supply contract for raw unprocessed quartz materials from Suntech Power of Wuxi China, then the largest producer of photovoltaic solar panels in China.

Competitive Advantage.

Sibelco/Unimin, our largest competitor, ship their product from their plant in North Carolina, United States has significant product quality, cost and supply disadvantages compared to the company due to its reliance upon an inferior quality raw quartz, a lower purity feldspar from North Carolina.

We believe we will be uniquely well positioned and have several important competitive advantages over the other HPQ products main market players: the ability to provide customers with the most cost-effective high purity commercial product, with short lead times for delivery due to Australia’s easy origination freight sources to United States, Asian and European markets.

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The existing supply chains can involve one or more trading companies who distribute raw or partially beneficiated products into or from the processing chain. We will endeavor as our preferred path to retain the downstream process and direct supply of HPQS products at the closest point to end application manufacturers to maximize the supply chain margins it can retain. This will involve a direct sales model. Within some vertically integrated processing corporations (especially in Japan, China, Korea and Taiwan) supply entry as required via their nominated or preferred company affiliates or trading companies. We have assessed the optimum path between direct and indirect distribution based on the downstream end customers on a regional and market segment basis. A blended sales channel will be adopted. The Chinese market will be a direct sales model and we expect to maintain local sales office presence in China to drive these off-take markets where early contracts will be available to established customers. We previously operated a sales office in Shanghai for six years.

The other key markets in Japan, Korea and Asia will be addressed through a combination of trading houses aligned with vertically integrated end user corporations or directly, where direct sales access is permitted, and direct distribution cost and margin is justifiable.

We recognize the benefit in initially leveraging the supply relationships of established trading houses with diverse and smaller volume off take customers that may be difficult to service in the short term. This approach will expand the initial potential market reach (especially in categories such as EMC & HP fillers where there is much broader and diverse end user customer base) and expedite sales volumes alongside the direct selling targets.

We continue to build up its off-take customer database and are prioritizing the target customers in solar, semiconductor and LCD substrate/quartz glassware. Additional customers in China and Japan have received product samples and are groomed for purchase of larger production pilot volumes. Expansion of our Australian facilities will be essential in progressing the next stages of engagement with these new prospects and existing qualified off take customers. The advent of graphene enabled photovoltaic solar materials and our leading position in this market place will also greatly increase our marketing opportunities.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, Including Duration.

Generally speaking, in the HPQ industry the above protections are not standard practice and not usually required or implemented. This is mainly because only a handful of producers worldwide have ever been able to produce commercial grade high purity quartz sand suitable for the high-end electronics and global solar industry. Subsequently the entire world production is less than 150,000 tons in 2018. This is due to two factors: While quartz/silica is the most abundant substance on earth, covering 69% of the earths’ surface, HPQ grade is one of the rarest substances on earth with only a handful of known deposits worldwide. Accordingly, as a strategically important mineral, in some countries, as in Brazil, the government has banned the export of HPQ to maintain sufficient quantities for their own use. In addition, as one of our chief technical officers confirms due to the fact that each deposit of HPQ has its own particular chemical composition and chemical construction, and different manifestations of impurities, there is no single formula or application for producing high purity quartz sand. The chief technical officer likens himself to a “Chef” creating different recipes (processing steps and techniques) for different batches of silica feedstock. Considering that industry standards demand less than 50 ppm (parts per million) total impurities, with additional limits on individual elemental impurities within the total impurities, maintaining this standard requirement is a complex procedure that would not be secured by the filing of definitive patent applications given the variations in the HPQ raw feedstock material.

Government Product Approvals.

There are no identified government approvals required for our products and no export restrictions for the products. We have previously been involved in successfully exporting sample volumes of all products (with exception of SQ9) without restriction.

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Effect of Existing or Probable Governmental Regulations on the Business.

Management believes that there are no identified existing or probable government regulations that will adversely impact our business.

Research and Development Activities.

Our team members have had dedicated research and development programs since 2005, and from 2009 through 2015 when the company operated its own pilot plant test facility in Melbourne, Australia. The pilot production factory prepared various grades of high purity quartz sand products and supplied sample quantities to customers in Japan, Korea and China. The pilot plant test facility confirmed product feasibility and conformance to required customer standards and validated the business model for building the commercial size and scale full production factory.

The primary research and development during the next fiscal year will involve evaluation of production techniques and applications recently brought about by the development of the new material graphene and the extensive development of new graphene-enabled products. Also, the dramatic complimentary effect the addition of graphene to many existing solar cell production methods and applications will have on the adoption of graphene-based new applications and products that can greatly enhance the generating capacity of existing photovoltaic solar panels with graphene enhancement.

Additional research and development resources will be progressively committed to develop new graphene/silica (quartz) and solar grade silicon graphene enabled products and applications to expand and diversify the company product offerings into complimentary solar/semiconductor and energy storage markets.

Anticipated Material Acquisition of Plant and Equipment.

Depending on availability of capital, we propose to invest $28.5 million in plant and equipment for establishing commercial volumes of its HPQ products defined above. The plant and equipment investment will scale product throughput capacity for:

•	SQ1-SQ5 products to 65000-250,000+ tons per annum;

•	SQ7 product to 20,000-50,000 tons per annum; and

•	SQ9 product commencement of volume supply to 5000+ tons over 3 years.

The balance of the funding will be applied to future plant and equipment capacity scaling from Year 2 onwards for high purity quartz products and establishing complimentary graphene/silicon/silica enabled product lines.

Compliance with Environmental Laws.

Management believes that the nature of our mining and processing operations does not involve any onerous environmental compliance requirements. Compliance costs have been identified and quantified in the company plan of operations, business plan including financial plan.

Employees.

Certain members of our management team have been involved in this industry since 2005 and this has resulted in learned employees, advisors and technical experts in various locations and capacities within both Australia, Central Europe, and in the United States. We have an established eight years’ relationship with a local contract miner to minimally process and mine raw quartz into feedstock grade product to fuel the factory production for higher purity products. It is planned to increase fulltime and part time employees/contractors from the present levels to a minimum of 30 within the next 12 months.

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At the present time, we have few employees, mainly relying upon experienced long associated consultants. However, our business plan has budgeted for 30 employee/additions over the current fiscal year ending September 30, 2019:

•	Research and development, process engineering/quality control - 4

•	Project management, production and mine operations - minimum 12

•	Sales and marketing - 2

•	Central management, finance and administration, project management - minimum 8

Executive Management and Technical Team.

Our executive management and technical team has co-worked for 3-5 years in Melbourne, Australia, China and the USA with the world’s two leading experts in establishing new refining methods for high-purity silica products at a previous Port Melbourne facility. One scientist was directly responsible for the establishment of two of the other three high purity quartz sand factories, and the other scientist was head of research and development for General Electric Advanced Materials in Ohio for 20 years. They have both co-worked extensively with the company’s technical team in Australia. All of the specialized human resources are available to us. We have secured design and operational assistance commitments with the establishment of the company’s HPQS factory in Australia from highly experienced China based experts.

Collectively our executive management and technical team has worked together for the last 11 years and is extensively experienced in all facets of the high purity silica and solar grade silicon production operations, giving them the skills necessary to operate all sectors of our business operations successfully. With our mining leases applied for three years ago, and now imminently ready to be issued by the Queensland Department of Natural Resources & Mines, we are ready to proceed immediately to the next funding stage to establish a pre-processing factory in Townsville, Queensland, near the high purity silica mine site, that will produce the SQ5 feedstock for processing at the new high purity quartz sand factory.

DESCRIPTION OF PROPERTY

We own general office equipment with a net book value of $42,473 as of December 31, 2018, net of depreciation.

We currently maintain a representative office in the Wells Fargo Bank building, 433 North Camden Drive, Suite 600, Beverly Hills, California 90212 (the company pays rent in the amount of $149 for this office). We also maintain a substantial office at 88 Lorimer Street, Docklands, Melbourne 3008, in the State of Victoria, Australia (the company pays rent equivalent to the amount of $6,000 for this office, which it has occupied for the last six years). These offices are currently adequate for our needs.

Our subsidiary, Solar Quartz Technologies Limited, is the sole title owner of the exclusive mining and development rights for the two high purity quartz silica deposits known as Quartz Hill (represented by mining leases ML 30235, ML 30236 and ML 30237) and White Springs (represented by leases ML 30238 and ML 30239) located in North Queensland, Australia. Based on independent expert reports, together they are estimated to contain deposits in excess of 15 million tons of 99.97% pure HPQ which is feedstock that when refined, is in high demand in the marketplace to be used in the production of HPQS. HPQS is a core ingredient in the production in crucibles for the manufacture of photovoltaic solar cells, as well as high-end microchips.

LEGAL PROCEEDINGS

None.

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MARKET FOR COMMON EQUITY AND

RELATED STOCKHOLDER MATTERS

Market Information.

Our common stock trades on the OTC Markets Group (Pink Open Market) under the symbol “GSTX”. The range of closing prices shown below is as reported by the OTC Markets Group. The quotations shown reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low

December 31, 2015	$1.40	$0.80
March 31, 2016	$1.05	$0.85
June 30, 2016	$3.00	$0.85
September 30, 2016	$1.15	$0.75

December 31, 2016	$1.40	$0.90
March 31, 2017	$2.00	$0.95
June 30, 2017	$0.95	$0.91
September 30, 2017	$2.75	$0.76

December 31, 2017	$2.32	$1.30
March 31, 2018	$2.68	$1.20
June 30, 2018	$1.50	$0.45
September 30, 2018	$0.50	$0.20

December 31, 2018	$0.48	$0.18

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors. Our board of directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will be paid in the near term.

Our articles of incorporation authorize our board of directors to issue up to 500,000,000 shares of common stock and up to 10,000,000 shares of preferred stock (no shares of preferred stock have been issued).

As of April 1, 2019, there were 231,404,527 shares of common stock shown as issued and outstanding on the records of our transfer agent.

The provisions in the articles of incorporation relating to the preferred stock allow the directors to issue preferred stock with multiple votes per share and dividend rights that would have priority over any dividends paid with respect to the holders of the common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to stockholders generally and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by management.

Holders of Common Equity.

As of April 1, 2019, we had 339 shareholders of record. The number of record holders was determined from the records of our transfer agent. The number of record holders excludes any estimate of the number of beneficial owners of common shares held in street name.

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Dividends.

We have not declared or paid any dividends on our common stock since our inception, and does not anticipate declaring or paying any dividends on common stock for the foreseeable future. We currently intend to retain any future earnings to finance future growth. Any future determination to pay dividends will be at the discretion of the board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors considers relevant.

FINANCIAL STATEMENTS

The following documents are being filed as a part of this prospectus and are set forth at the end of this prospectus:

•	Audited financial statements as of and for the years ended September 30, 2018 and 2017.

•	Unaudited financial statements as of and for the periods ended December 31, 2018 and 2017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations is based upon, and should be read in conjunction with, our audited and unaudited financial statements, and related notes, included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States.

Overview.

In July 2017 we acquired Solar Quartz Technologies Limited. With the acquisition of SQTNZ, we are now the sole owner of significant mineral deposits of high purity quartz/silica, located in far North Queensland, Australia.

New Business Activities

We are currently in the process of securing interim working capital to complete mine expansion plans and to build and establish a pre-processing plant in Townsville, North Queensland, Australia and also build upon our already significant management team and market high purity quartz and HPQS to established markets which our management team have had prior relationships. These organizational efforts will also include securing significant new capital for the acquisition of a site and the building of the pre-processing plant. Upon completion, that plant will enable us to upgrade our newly mined HPQS to a higher level of purity that has a significant world-wide demand for use in the production of advanced photovoltaic solar panels and all high-end electronics, lighting, telecom, optic and microelectronics. Failure to secure these financings will have a negative impact on our ability to continue as a going concern.

On October 2018, we signed a non-binding letter of intent for a joint venture with NanoGraphene, Inc. Subject to available capital and the execution of a definitive agreement, the joint venture will evaluate and develop new products using this new material, graphene combined with silicon-based solar materials. Graphene is a 2D allotrope made from graphite/carbon atoms that has allowed the development of new products. Laboratory experiments have applied graphene to various existing product, such as, solar panels, integrated circuits, semiconductors, and others.

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Results of Operations.

Years Ended September 30, 2018 and 2017.

For the years ended September 30, 2018 and September 30, 2017, we generated no revenues, and thus no cost of sales or gross profits.

For the years ended September 30, 2018 and September 30, 2017, we incurred $2,125,279 and $142,834 respectively in operating expenses. The operating expense increases are due primarily to employment of contracting professional services in the development of markets, financing, legal fees, and other general and administrative expenses.

For the year ended September 30, 2018, we reported a net loss before taxes of $2,146,132 compared to a net loss before taxes of $160,322. Since there were no tax obligations in either year, net loss in each year was the same as that reported before taxes.

Quarters Ended December 31, 2018 and 2017.

For the quarters ended December 31, 2018 and December 31, 2017, we generated no revenues, and thus no cost of sales or gross profits.

For the quarters ended December 31, 2018 and December 31, 2017, we incurred $272,317 and $249,437, respectively, in operating expenses, an increase of $22,880 or approximately 9%. The operating expense increases are due primarily to an increase in general and administrative expenses of $78,501 offset by a decrease in professional services of $58,621.

For the quarter ended December 31, 2018, we incurred interest expense of $7,761, compared to $4,778 for the quarter ended December 31, 2017. Other income of $1,434 was earned in the fiscal quarter ended December 31, 2018.

For the quarter ended December 31, 2018, we reported a net loss before taxes of $278,644 compared to a net loss before taxes of $254,214 for the quarter ended December 31, 2017. This represents an increase of $24,430 or approximately 9.6%. Since there were no tax obligations in either period, net income/loss in each year was the same as that reported before taxes.

Operating Activities.

Years Ended September 30, 2018 and 2017.

The net cash used in operating activities was $456,661 for the year ended September 30, 2018 compared to $120,822 for the year ended September 30, 2017, an increase of $335,839 or approximately 278%.

The increase in cash used in operating activities was due to increased professional and contract labor costs as a result of the combination of the companies. The increases were also attributable to the operating loss of $2,054,086 for the year ended September 30, 2018 compared to the operating loss of $160,322 in the fiscal year ended September 30, 2017.

Quarters Ended December 31, 2018 and 2017.

The net cash used in operating activities was $261,053 for the quarter ended December 31, 2018 compared to $232,210 for the quarter ended December 31, 2017, an increase of $28,843 or approximately 12.4%.

The increase in cash used in operating activities was due to payments to related parties, and to the operating loss of $278,644 for the quarter ended December 31, 2018 compared to the operating loss of $254,214 for the quarter ended December 31, 2017.

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Investing Activities.

The net cash provided by investment activity was $0 for the year ended September 30, 2018 compared to $4,103 for the year ended September 30, 2017. This decrease is due to purchases of furniture and equipment in the year ended September 30, 2017.

Liquidity and Capital Resources.

Years Ended September 30, 2018 and 2017.

As of September 30, 2018, we had total current liabilities of $901,674, while as of September 30, 2017 we had total current liabilities of $1,009,674, a decrease of $108,000 or approximately 10.7%. The decrease in current liabilities was primarily the extinguishment of the $418,755 attributable to SQTNZ. This debt was extinguished upon the issuance of shares in our company.

As of September 30, 2018, we had a working capital deficit of $895,060 compared to a working capital deficit of $972,047 as of September 30, 2017, a decrease of $76,987 or approximately 8%. As of September 30, 2018, we had cash and cash equivalents of $6,704 compared to cash and cash equivalents of $10,738 as of September 30, 2017.

All cash is attributable to investments in, and loans to, our company from affiliated and non-affiliated parties plus a private placement of shares to meet expenses. In the fiscal year ended September 30, 2017, the company reported $418,755. This amount largely represents due to affiliated parties that was an obligation on the books of SQTNZ upon its acquisition. This loan was canceled as part of the issuance of shares to the affiliate. We also were able to write off a small receivable of $26,890 from this same affiliate as part of the issuance providing a net credit to paid in capital $391,865. Other receivables reported in the fiscal year ended September 30, 2017 were extinguished during the fiscal year ended September 30, 2018.

Cash from financing activities in the year ended September 30, 2018 was $444,100, which included proceeds from a convertible note of $60,497 and the proceeds from the issuance of common stock in the amount of $378,570. This compared to cash from financing activities in the year ended September 30, 2017 of $73,305, which consisted primarily of due to affiliates of $73,157. This increase in cash from financing activities was $370,795, or approximately 500%.

Quarters Ended December 31, 2018 and 2017.

As of December 31, 2018, we had total current liabilities of $804,380, while as of September 30, 2018 the company had total current liabilities of $901,765, a decrease of $97,384 or approximately 10.8%. The decrease in current liabilities was primarily due to a decrease in accounts payable and due to affiliates.

As of December 31, 2018, we had a working capital deficit of $710,549 compared to $895,061 for the year ended September 30, 2018, a decrease of $184,512 or approximately 20.6%. As of December 31, 2018, we had cash and cash equivalents of $93,831 compared to cash and cash equivalents of $6,704 as of September 30, 2018, which increased resulted from the sale of common stock.

Cash from financing activities in the quarter ended December 31, 2018 was $345,000, all resulting from the proceeds from the issuance of common stock. This compares to cash from financing activities in the quarter ended December 31, 2017 of $221,672, which consisted primarily of borrowings from affiliates of $165,998 and proceeds from the issuance of common stock of $50,674. This increase in cash from financing activities was $123,328, or approximately 53%.

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General Discussion.

Whereas management has been successful in the past in raising capital, there are no assurances that these sources of financing will continue to be available to us and/or that demand for our common stock will be sufficient to meet our capital needs, or that financing will be available on terms favorable to us. If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures or may be required to reduce the scope of our planned product development and marketing efforts, any of which could have a negative impact on its business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require it to:

•	seek joint venture partners;

•	monetize its assets;

•	seek arrangements with strategic partners or other parties that may require the company to relinquish significant rights to products, technologies or markets; or

•	explore other strategic alternatives including a merger or sale of our company.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet its operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to our existing stockholders.

Contractual Obligations

Our indebtedness as of December 31, 2108 and September 30, 2018 was as follows:

Description	December 31, 2018	September 30, 2018

Convertible notes	$70,747	$70,747
Notes Payable	$90,000	$90,000
Note Payable-Power Up Lending	$63,000	$63,000

The Notes Payable bear interest at 10% and are due on demand. The convertible notes bear interest at 15% and are also due on demand. The principal and accrued interest of these convertible notes can be converted at the discretion of the holders into common shares at $3.31/share. The Power Up Lending note bears interest at 12% and is due on May 31, 2019. The holder of the loan has the option of converting into shares 170 days after the date of the note at 55% of the average market value 20 days preceding the conversion. On December 31, 2018 the market share price was $0.18.

Inflation.

The impact of inflation on our costs and the ability to pass on cost increases to its customers over time is dependent upon market conditions. We are not aware of any inflationary pressures that have had any significant impact on its operations over the past quarter and we do not anticipate that inflationary factors will have a significant impact on future operations.

Off-Balance Sheet Arrangements.

We do not maintain off-balance sheet arrangements nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

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Critical Accounting Policies and New Accounting Pronouncements.

The Securities and Exchange Commission SEC has issued Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies”, suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and operating results and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, our most critical accounting policies are set forth below. The methods, estimates and judgments the company uses in applying these most critical accounting policies have a significant impact on the results the company reports in its financial statements.

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

Principles of Consolidation and Basis of Presentation— the consolidated financial statements include our accounts (formerly known as Solar Quartz Technologies Corporation) and our subsidiary, Solar Quartz Technologies Limited. Our significant accounting policies are consistent with those discussed in the audited financial statements as of September 30, 2018 and 2017. All significant intercompany accounts and transactions have been eliminated in consolidation.

Our fiscal year-end is September 30. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Cash and Cash Equivalents - We consider all highly liquid instruments purchased with a maturity date of three months or less to be cash equivalents.

Debt Issuance Costs - Costs incurred in connection short-term note with the Power Up Lending was a discount of $3,000 that is to be amortized over the term of the note and netted against the related debt.

Conversion Feature Liability —The Power Up Lending note has a contingent liability that could be converted into equity at a date commencing 170 day from the date of the note (August 13, 2018). This conversion feature liability is based on the price of the average price of the shares 20 days prior to the conversion. Since the conversion feature does not come into effect until 170 days after the date of the Note, separation of the contingent liability was not recorded in the books.

Stock-Based Compensation – We account for employee stock-based compensation using the fair value method. The fair value attributable to stock options is calculated based on the Black-Scholes option pricing model and is amortized to expense over the service period which is equivalent to the time required to vest the stock options.

Income Taxes – Income taxes are provided based on the liability method for financial reporting purposes. Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Uncertain tax positions are recognized in the financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. The company recognizes interest and penalties related to uncertain tax positions in income tax expense.

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We are required to file federal income tax returns in the United States and in various state and local jurisdictions. Our tax returns filed since inception are subject to examination by taxing authorities in the jurisdictions in which it operates in accordance with the normal statutes of limitations in the applicable jurisdiction.

Earnings Per Share – Basic earnings per share have been calculated based upon the weighted-average number of common shares outstanding. Diluted earnings per share have been calculated based upon the weighted-average number of common and potential shares.

Business Combinations – We follow the provisions of ASC 805 in accounting for business combinations. Acquisitions under common control are accounted for using the carryover basis of any assets from the acquired company.

Reclassifications – Certain amounts previously presented for prior periods have been reclassified to conform to the current presentation. The reclassifications had no effect on net loss, working capital or equity previously reported.

Recently Issued Accounting Pronouncements – Various accounting standards updates have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries. No new accounting pronouncements have been issued that are likely to have a material impact to the company’s consolidated financial statements.

Fair Value Measurements—the carrying value of cash and cash equivalents, accounts receivable, and accounts payable, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. The estimated fair value of long-term debt was determined by discounting future cash flows using rates currently available to the company for debt with similar terms and remaining maturities. The company calculated that the estimated fair value of the long-term debt is not significantly different than the carrying value of the debt. The participation liability associated with outstanding long-term debt was determined by utilizing a present value factor of 10 applied to proved, developed reserves associated with the wells drilled with the proceeds of the notes.

Fair value is defined as the price that would be received to sell an asset or price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are classified for disclosure purposes according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair-value-measurement hierarchy are as follows:

•	Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 – Inputs that reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Unobservable inputs reflecting our own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

In determining fair value, we utilize observable market data when available, or models that incorporate observable market data. In addition to market information, the company incorporates transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value. We utilize the most observable inputs available for the valuation technique employed. If a fair value measurement reflects inputs at multiple levels within the hierarchy, the fair-value measurement of both financial and non-financial assets and liabilities are characterized based upon the lowest level of input that is significant to the fair value measurement.

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Forward Looking Statements.

The foregoing management’s discussion and analysis of financial condition and results of operations, and the other parts of this prospectus, contain “forward looking statements” within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended. The words “believe,” “expect,” “anticipate,” “intends,” “forecast,” “project,” and similar expressions identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to our estimates as to the adequacy of its capital resources, its need and ability to obtain additional financing, the features and benefits of its services, its ability to develop and introduce new services, its operating losses and negative cash flow, and its critical accounting policies. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed above. These forward-looking statements speak only as of the date hereof. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

(a) Effective on January 24, 2019, the independent accountant who was previously engaged as the principal accountant to audit our financial statements, Thayer O’Neal Company, LLC, resigned. This firm audited our financial statements for the fiscal years ended September 30, 2018, 2017, 2016 and 2015. With the exception of the fiscal year ended September 30, 2018 and part of the fiscal year ended September 30, 2017, the financial statements largely reflect the operations of Vanguard. This firm’s report on these financial statements was modified as to uncertainty that we will continue as a going concern; other than this, the accountant’s report on the financial statements for those periods neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

During our most recent fiscal year and the subsequent interim period preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no “reportable events” as described in Item 304(a)(1)(v) Regulation S-K that occurred within the company’s most recent fiscal year and the subsequent interim period preceding the former accountant’s resignation.

(b) Effective on January 24, 2019, the firm of Farber Hass Hurley LLP has been engaged to serve as the new principal accountant to audit our financial statements. The decision to retain this accountant was approved by our board of directors. During our two most recent fiscal years, and the subsequent interim period prior to engaging this accountant, neither the company (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS

AND CONTROL PERSONS

Our officers and directors are listed below. Our directors are generally elected at our annual shareholders’ meeting and hold office until the next annual shareholders’ meeting, or until their successors are elected and qualified. The executive officers are elected by the directors and serve at their discretion. Steven Powers resigned as a director on October 9, 2018. Warren Dillard resigned as chief financial officer on November 19, 2018.

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Name	Age	Position

Roger T. May	73	Interim President and Chief Executive Officer; Director

David A.B. Halstead	70	Director

Michael Selsman	80	Director

Frank G. Herrera	75	Interim Chief Financial Officer

Roger T. May.

Mr. May was the original founder of our company and has been a director since July 1, 2017. Mr. May assumed the interim positions of President, Chief Executive on November 17, 2018.

Mr. May has extensive international business experience over the last 40 years, resided in the USA for 22 years, returning to Australia in October 2001. He has been founder, chairman and CEO of five publicly listed companies in the USA and Australia. Mr. May has founded several high-tech. communications and mineral resource development companies. He is presently focused on global commercialization of primary component material essential in manufacture of PV solar panels, semi-conductor, and all high-end electronics in the USA and Australia.

David A. B. Halstead.

Mr. Halstead has been a director since July 1, 2017. He has a wide range of corporate, secretarial and trusts experience, in both offshore and onshore companies. In 1973 he became a partner in a local chartered accounting firm and in 1984 a principal in the Hong Kong office of Coopers & Lybrand (now PWC), specializing in international corporate and secretarial services, and offshore tax structures. Upon his return to Auckland, New Zealand in 1994, Mr. Halstead established and operated, several integrated medical centers, a surgical hospital in Auckland and a “state of the art” diagnostic center. He then spent three years working with World Vision fund raising for its micro finance arm “Vision Fund” involved with the capitalization and establishment of Vision Fund Cambodia. Reflecting his interest in health care delivery, in 2003 to this day, Mr. Halstead became, and is a Trustee of the New Zealand based international medical aid charity, Medical Aid Abroad.

Since 2006, Mr. Halstead has acted as a director, company secretary and treasurer for a group of international clients. Contemporaneously he established and operated, until recently, a unique world-first web based joint venture service for the New Zealand Government processing immigration medicals online in a secure platform through a company called NZimed Limited. Mr. Halstead is a director of an immigration sector “lead generation” company, Leadgen Matrix Ltd, Business Epic Ltd, a company focused on assisting baby boomer SME owner operators maximize their business exit strategies and value, and Asia Capital (China) Ltd, a NZ registered Financial Services Provider facilitating investment into Australia and New Zealand. He is a director of several Hong Kong and Singapore companies as well as other Nw Zealand entities.

Mr. Halstead was educated at Kings College, Auckland, the son of a former New Zealand Cabinet Minister and diplomat. He is a graduate of the University of Auckland with a Bachelor of Commerce and further qualifications in accounting and taxation.”

Michael Selsman.

Mr. Selsman has been a director since July 17, 2017. Mr. Selsman, as principal of Public Communications Company, Beverly Hills, California, represents publicly traded companies as a consultant in both public relations and investor relations. He is a director of Gawk, Inc. and is CEO of Archer Entertainment Media Communications, Inc. Mr. Selsman also researches and writes due diligence reports for brokerages, public and private companies (www.publiccommunicationsco.com). He is also a partner in Troika Publishing Media, a digital new media company.

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Mr. Selsman has provided investor relations counsel to numerous publicly traded companies. He Selsman has served on the boards of a number of major charities and lectured at most of the major universities in the Los Angeles area.

EXECUTIVE COMPENSATION; CORPORATE GOVERNANCE.

Executive Compensation.

The following table presents compensation information for the years ended December 31, 2018, 2017 and 2016 for the persons who served as principal executive officer and each of the two other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000 in such year.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Award(s) ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compen-sation ($) (i)	Total ($) (j)
Warren Dillard, former	2018	-	-	-	-	-	-	-	-
President and Principal Financial and	2017	-	-	-	-	-	-	-	-
Accounting Officer	2016	$3,000	-	-	-	-	-	-	$3,000

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans.

Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

Compensation of Directors During Year Ended September 30, 2018 During the year ended September 30, 2018, we did not compensate our directors for acting as such.

Compensation Committee Interlocks and Insider Participation. During the year ended September 30, 2018, none of our officers was also a member of the compensation committee or a director of another entity, which other entity had one of its executive officers serving as one of the directors.

Corporate Governance.

The primary function of our board of directors is oversight of management so that identifying and addressing the risks and vulnerabilities that the company faces is an important component of the board of directors’ responsibilities, whether monitoring ordinary operations or considering significant plans, strategies, or proposed transactions. The risk management process that we have established is overseen by the audit committee, which is also responsible for oversight of risk issues associated with our overall financial reporting and disclosure process and with legal compliance as well as reviewing policies on risk control assessment and accounting risk exposure. While the board of directors is ultimately responsible for risk oversight, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our board of directors leadership structure supports this approach.

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Code of Ethics.

We have adopted a code of ethics that applies to the company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Audit Committee.

Our board of directors functions as our audit committee.

The primary responsibility of the audit committee will be to oversee the financial reporting process on behalf of our board of directors and report the result of their activities to the board. Such responsibilities include, but are not limited to, the selection, and if necessary the replacement, of our independent registered public accounting firm, review and discuss with such independent registered public accounting firm: (i) the overall scope and plans for the audit, (ii) the adequacy and effectiveness of the accounting and financial controls, including our system to monitor and manage business risks, and legal and ethical programs, and (iii) the results of the annual audit, including the financial statements to be included in the annual report on Form 10-K.

Our policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

Other Committee of the Board of Directors.

We presently do not have a nominating committee, an executive committee of the board of directors, stock plan committee or any other committees.

Recommendation of Nominees.

We do not have a standing nominating committee or committee performing similar functions. Because of our small size, the board of directors believes that it is appropriate for the company not to have such a committee. All the directors participate in the consideration of director nominees.

The board of directors does not have a policy with regard to the consideration of any director candidates recommended by security holders. Because of our size, the board of directors believes that it is appropriate for us not to have such a policy.

When evaluating director nominees, we consider the following factors:

•	The appropriate size of the board.

•	Our needs with respect to the particular talents and experience of company directors.

•	Knowledge, skills and experience of prospective nominees, including experience in finance, administration.

•	Experience with accounting rules and practices.

•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

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Our goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock, as of April 1, 2019 (231,404,527 issued and outstanding) by (i) each person whom the company knows beneficially owns more than 5% of the outstanding shares of the common stock, (ii) each of the officers, (iii) each of the directors, and (iv) all the officers and directors as a group.

Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock. Unless otherwise indicated, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended, and includes voting or investment power with respect to shares beneficially owned.

	Number of Shares
	Beneficially		Percentage
Name and Address of Beneficial Owner (1)	Owned		of Class

Phoenix Global Holdings Limited	122,981,762	(2)	53.14%
75 B Molesworth Drive
Mangawhai, 0505 New Zealand

M-Graphite Holdings Limited	29,751,197	(2)	12.85%
75 B Molesworth Drive
Mangawhai, 0505 New Zealand

David A.B. Halstead	500,000		0.02%
75 B Molesworth Drive
Mangawhai 0505 New Zealand

Michael Selsman	500,000		0.02%
433 North Camden Drive, Suite 600
Beverly Hills, California 90212

Frank G. Herrera	500,000		0.02%
18058 Maui Sands
San Antonio, Texas 78255

Roger May	152,732,959		66%
88 Lorimer Street
Docklands, Melbourne 3008 Australia

All officers and directors as a group (4 persons)	154,232,959		66.65%

_____________

(1)	Neither our officers and directors, nor any company they directly or indirectly control, has entered into any arrangements, agreements (including derivative agreements), or contracts that give or will give anyone else an interest in the company. The directors/officers have not used their shares of the company to secure a loan.

(2)	Roger May may be deemed to be the beneficial owner of the shares held of record by Phoenix Global Holdings Limited and M‑Graphite Holdings Limited as a result of his being the sole shareholder of the entity which is the trustee of Phoenix Global which in turn is the sole shareholder of M-Graphene Holdings.

33

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

During our last two fiscal years, and the subsequent interim period, there has been no transaction, or any currently proposed transaction, in which we were or are to be a participant, and in which any related person (those set forth in the charts under Item 4 above) had or will have a direct or indirect interest, other than the following:

In July 2017, we acquired the entire outstanding shares of common stock of Solar Quartz Technologies Limited from Solar Quartz Technologies, Inc. from SQTX. Roger May and Michael Selsman were both executive officers/directors of SQTX. As a part of this transaction, 211,000,000 restricted shares of our common stock were issued to the stockholders of the seller.

On June 16, 2018, we issued 500,000 restricted shares of common stock to each of the following directors and officers of the company: Warren Dillard (he resigned as our chief financial officer on November 19, 2018), Michael Selsman, and David A.B. Halstead. On November 14, 2018, we issued 500,000 restricted shares of common stock to Frank G. Herrera, our interim chief financial officer.

We have not had a promoter at any time during the past five fiscal years.

We define director independence in accordance with the definition as set forth in Rule 5605(a)(2) of the Rules of the NASDAQ Stock Market.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the company and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the Public Reference Room maintained by the Commission at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1 (800) SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as our company. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and any amendments, has been filed electronically with the Commission.

You may only rely on the information contained in this prospectus or that we have referred you to. We have any has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this prospectus or the documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. This prospectus speaks only as of its date except where it indicates that another date applies.

This prospectus, together with the applicable prospectus supplements and amendments includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read both this prospectus and any prospectus supplement.

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The selling stockholders may not sell any securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to purchase these securities and it is not soliciting an offer to purchase these securities in any state or other jurisdiction where the purchase or exercise is not permitted. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.

Market data and certain industry forecasts used in this prospectus were obtained from market research, publicly available information and industry publications. GSTX believes that these sources are reliable and accurate.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The following is a summary of the relevant provisions in the articles of incorporation, bylaws, and Colorado law with regard to limitation of liability and indemnification of our officers, directors and employees.

Limitation of Liability.

Articles of Incorporation.

“No director of the Corporation shall have liability to the Corporation or to its stockholders or to other security holders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provisions shall not eliminate or limit the liability of a director to the Corporation or to its shareholders or other security holders for monetary damages for: (i) any breach of the director’s duty of loyalty to the Corporation or to its shareholders or other security holders; (ii) acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of the law by such director; (iii) acts by such director as specified by Colorado law; or (iv) any transaction from which such director derived an improper personal benefit.

No officer or director shall be personally liable for any injury to person or property arising out of a tort committed by an employee of the Corporation unless such officer or director was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense. The protection afforded in the preceding sentence shall not restrict other common law protections and rights that an officer or director may have.

The word “director” shall include at least the following, unless limited by Colorado law: an individual who is or was a director of the Corporation and an individual who, while a director of a Corporation is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan. A director shall be considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan. To the extent allowed by Colorado law, the word “director” shall also include the heirs and personal representatives of all directors.”

Bylaws.

There are no provisions in the Bylaws with respect to limitation of liability.

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Colorado Revised Statutes.

7-108-402. Limitation of certain liabilities of directors and officers.

(1) If so provided in the articles of incorporation, the corporation shall eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any breach of the director’s duty of loyalty to the corporation or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403, or any transaction from which the director directly or indirectly derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any act or omission occurring before the date when such provision becomes effective.

(2) No director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or officer committed a criminal offense in connection with such situation. The protection afforded in this subsection (2) shall not restrict other common-law protections and rights that a director or officer may have. This subsection (2) shall not restrict the corporation’s right to eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director as provided in subsection (1) of this section.

7-108-403. Liability of directors for unlawful distributions

(1) A director who votes for or assents to a distribution made in violation of section 7-106-401 or the articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating said section or the articles of incorporation if it is established that the director did not perform the director’s duties in compliance with section 7-108-401. In any proceeding commenced under this section, a director shall have all of the defenses ordinarily available to a director.

(2) A director held liable under subsection (1) of this section for an unlawful distribution is entitled to contribution:

(a) From every other director who could be held liable under subsection (1) of this section for the unlawful distribution; and

(b) From each shareholder who accepted the distribution knowing the distribution was made in violation of section 7-106-401 or the articles of incorporation, the amount of the contribution from such shareholder being the amount of the distribution to that shareholder that exceeds what could have been distributed to that shareholder without violating said section or the articles of incorporation.

Indemnification.

Articles of Incorporation.

“This Corporation shall be empowered to indemnify its officers and directors to the fullest extent provided by law, including but not limited to the provisions set forth in the Colorado Business Corporation Act, or any successor provision.”

Bylaws.

“The Corporation shall indemnify any and all of its directors or officers, or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which this Corporation owns shares of capital stock or of which it is a creditor and the personal representatives of all such persons, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which they, or any of them, were made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to the Corporation. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, independently of this Article, by law, under any Bylaw agreement, vote of stockholders, or otherwise.”

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Colorado Revised Statutes.

7-109-102. Authority to indemnify directors

(1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(a)	The person’s conduct was in good faith; and

(b)	The person reasonably believed:

(I)	In the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests; and

(II)	In all other cases, that such conduct was at least not opposed to the corporation’s best interests; and

(c)	In the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful.

(2) A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director’s conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4) A corporation may not indemnify a director under this section:

(a)	In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(b)	In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit.

(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103. Mandatory indemnification of directors

Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by the person in connection with the proceeding.

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7-109-104. Advance of expenses to directors

(1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

(a)	The director furnishes to the corporation a written affirmation of the director’s good-faith belief that the director has met the standard of conduct described in section 7-109-102;

(b)	The director furnishes to the corporation a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and

(c)	A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

(2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-107. Indemnification of officers, employees, fiduciaries, and agents

(1) Unless otherwise provided in the articles of incorporation:

(a)	An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

(b)	A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

(c)	A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-109. Limitation of indemnification of directors

(1) A provision treating a corporation’s indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2) Sections 7-109-101 to 7-109-108 do not limit a corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

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Undertaking.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

TroyGould PC, Los Angeles, California, will be issuing an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Thayer O’Neal Company, LLC, independent registered public accounting firm, Houston, Texas, has audited the financial statements for the two most recent fiscal years ended September 30, 2018 and 2017, as set forth in their report thereon. The financial statements referred to above are included in this prospectus with reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

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REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Graphene & Solar Technologies Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Graphene & Solar Technologies Limited. (the “Company”) as of September 30, 2018 and 2017 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2018, in conformity with generally accepted accounting principles

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017 and the results of their operations and their cash flows for each of the years in the period ended September 30, 2018 in conformity with accounting principles generally accepted in the United States of America.

Matter of Emphasis

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

We have served as the Company’s auditor since 2017

Houston, Texas

January 18, 2019

F-1

GRAPHENE & SOLAR TECHNOLOGIES LIMITED

(FORMERLY SOLAR QUARTZ TECHNOLOGIES CORPORATION)

CONSOLIDATED BALANCE SHEETS

	September 30, 2018	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$6,704	$10,738
Due from affiliate	--	26,889
Total current assets	6,704	37,627

Other assets:
Furniture and equipment, net of depreciation, $38,276 and $0.00	47,154	92,653
Quartz deposits	28,692	30,000

Total assets	$82,550	$160,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$141,128	$364,009
Accrued interest payable	55,673	45,060
Accrued liabilities	35,955	26,011
Short term notes payable	90,000	85,000
Other liabilities	--	92
Due to affiliated parties	447,764	418,755
Other notes payable, net of discount $2,503	60,497	--
Current portion of notes payable, net of discount $- and $-	70,747	70,747
Total current liabilities	901,764	1,009,674

Stockholders’ deficit
Preferred stock, $0.00001 par value; 10,000,000 shares authorized; none issued or outstanding	--	--
Common stock, $0.00001 par value; 500,000,000 and 500,000,000 shares authorized; 236,046,151 and 224,426,229 shares issued and outstanding	2,360	2,245
Additional paid-in capital	7,972,361	5,888,210
Accumulated deficit	(8,885,981)	(6,739,849)
Accumulated other comprehensive earnings	92,046	--
Total stockholders’ deficit	(819,214)	(849,394)

Total liabilities and stockholders’ deficit	$82,550	$160,280

The accompanying notes are an integral part of these consolidated financial statements.

F-2

GRAPHENE & SOLAR TECHNOLOGIES LIMITED

(FORMERLY SOLAR QUARTZ TECHNOLOGIES CORPORATION)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended September 30,
	2018	2017

Revenues	$--	$--

Operating expenses:
Professional services	1,802,058	95,905
General and administrative	323,221	46,929
Total operating expenses	2,125,279	142,834

Loss from operations	(2,125,279)	(142,834)

Other income (expenses)
Interest expense	(20,853)	(17,488)
Total other income (expenses)	(20,853)	(17,488)
Net loss	(2,146,132)	(160,322)
Other comprehensive gain – translation adjustment	92,046	--
Net comprehensive loss	$(2,054,086)	$(160,322)

Income (loss) per share:
Basic and diluted	$(0.01)	$(0.00)

Weighted average shares outstanding	231,311,252	36,569,260

The accompanying notes are an integral part of these consolidated financial statements.

F-3

GRAPHENE & SOLAR TECHNOLOGIES LIMITED

(FORMERLY SOLAR QUARTZ TECHNOLOGIES CORPORATION)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the years ended September 30, 2018 and 2017

	Common Stock		Additional Paid-In	Accumulated Compre- hensive	Accumu- lated	Stock- holders’
	Shares	Amount	Capital	Earnings	Deficit	Equity

Balance September 30, 2016	1,002,134	11	6,319,911	--	(6,579,527)	(259,605)

Issuance of shares for asset acquisition	223,424,095	2,234	(431,601)	--	--	(429,467)
Net income	--	--	--	--	(160,322)	(160,322)
Balance September 30, 2017	224,426,229	2,245	5,888,210	--	(6,739,849)	(849,394)
Issuance of shares to management	8,200,000	82	1,206,330	--	--	1,206,412
Sale of shares	3,369,922	33	378,570	--	--	378,603
Related party debt forgiveness	--	--	438,521	--	--	438,521
Issuance of shares for debt	50,000	--	60,730	--	--	60,730
Comprehensive gain – currency translation	--	--	--	92,046	--	92,046
Net income	--	--	--	--	(2,146,132)	(2,146,132)
Balance September 30, 2018	236,046,151	$2,360	$7,972,361	$92,046	$(8,885,981)	$(819,215)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

GRAPHENE & SOLAR TECHNOLOGIES LIMITED

(FORMERLY SOLAR QUARTZ TECHNOLOGIES CORPORATION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2018	2017
Cash flows from operating activities:
Net Income (loss)	$(2,146,132)	$(160,323)
Share based compensation	1,206,412	--
Depreciation expense	38,278	--
Other comprehensive gain – translation adjustment	92,046	--
Net cash from operating activities:
Change in operating assets and liabilities:
Other receivables	--	966
Accounts payable	(222,880)	35,455
Accrued interest payable	10,613	9.016
Accrued professional fees related party	555,150	(14,436)
Accrued liabilities	9,944	8,500
Due to/from affiliate	--	--
Other liabilities	(92)	--
Net cash used in operating activities	(456,661)	(120,822)

Cash flows from investing activities:
Purchases of furniture and equipment	--	(4,103)
Net cash used in investing activities	--	(4,103)

Cash flows from financing activities:
Issuance of common stock	378,603	148
Due to affiliates	--	73,157
Proceeds from convertible notes	60,497	--
Proceeds from short-term loans	5,000	--
Net cash provided by financing activities	444,100	73,305

Effect of exchange rate in cash	8,527	--
Net change in cash and cash equivalents	(4,034)	(51,620)
Cash and cash equivalents:
Beginning of period	10,738	62,358
End of period	$6,704	$10,738

Supplemental cash flow information:
Non-cash investing and financing activities:
Non-cash investment in subsidiary	$--	$2,134
Debt forgiveness from related party	$438,251	$--
Issuance of shares for debts	$60,730	$--

The accompanying notes are an integral part of these consolidated financial statements.

F-5

NOTE 1 – ORGANIZATION

We were incorporated in Colorado on June 21, 2010 as Vanguard Energy Corporation (Vanguard) (currently known as Graphene & Solar Technologies, Limited) and until June 2014 were involved in the exploration and development of oil and gas properties in southeast Texas. We were never able to earn a profit and in January of 2013 we began investigating the possibility of selling our oil and gas properties. The sale of our oil and gas properties represented the sale of substantially all our assets in June of 2014.

The following history of events describes how the current entity Graphene & Solar Technologies Limited (formerly known as Solar Quartz Technology Corporation) acquired its subsidiary Solar Quartz Technologies Limited a New Zealand Corporation (“SQTNZ”), and all entities described below other than Vanguard were entities under common control.

On June 20, 2016, SQTNZ agreed to acquire Solar Quartz Technologies Pte. Ltd., A Singapore Corporation, (“SQTSG”) in a transfer of shares or a swap for 122 shares (100%). SQTSG (formerly known as Auzsolar Pte. Ltd.) held ownership of quartz mineral rights.

On October 1, 2016, Australian Oil and Gas Holdings, Inc., the parent company (“AOGH”), (formerly known as Anasazi Energy Corporation (“ANSZ”) and subsequently known as Solar Quartz Technologies, Inc. (“SQTI”)), entered into a Reorganization and Stock Purchase Agreement and acquired SQTNZ. AOGH issued 201,182,000 shares (95%) in exchange for 100% of SQTNZ shares outstanding.

On July 1, 2017, Vanguard acquired SQTNZ from SQTI in a share exchange wherein Vanguard issued 213,402,755 new shares of common stock to SQTI in exchange for 122 (100%) of the common shares of SQTNZ. The assets acquired in this exchange were reflected in our financial statements at SQTI’s historical cost basis of $30,000 as it was considered an acquisition of assets from entities under common control. The issuance of these shares was equivalent to 95% of the Company’s shares issued, as we committed to issue an additional 10,021,224 shares to those holders of our common stock immediately prior to the acquisition. These actions resulted in a total of 224,426,229 shares outstanding.

SQTNZ is a corporation that has no prior business activity other than being the title owner of the exclusive mining and development rights for two high purity quartz (“HPQ”) deposits known as Quartz Hill (represented by leases ML 30235, ML 30236 and ML 30237) and White Springs (represented by leases ML 30238 and ML 30239) located in North Queensland, Australia.

High purity quartz sand (“HPQS”)_ is an essential primary material for the manufacture of: photo-voltaic (“PV”) solar panels; semiconductors; all high-end electronic products; fiber optical cables; halogen lamps; HD and LCD television screens; and epoxy mounding compounds (“EMC”).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Principles of Consolidation and Basis of Presentation— the consolidated financial statements include the accounts of Graphene & Solar Technologies Limited (formerly known as Solar Quartz Technologies Corporation) and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Cash and Cash Equivalents - the Company considers all highly liquid instruments purchased with a maturity date of three months or less to be cash equivalents.

Debt Issuance Costs - Costs incurred in connection with the issuance of short-term debt are amortized over the term of the related debt and netted against the liability.

F-6

Conversion Feature Liability- the Note payable issued to Power Up Lending has a contingent liability that will become effective 170 days from the date of the loan (August 13, 2018). The conversion option may be exercised after 170 days at a market price based on the average 20 days from the date of the conversion. The contingent liability was not record as this conversion feature was not in effect on September 30, 2018, the end of the fiscal year.

Stock-Based Compensation - the Company accounts for employee stock-based compensation using the fair value method. The fair value attributable to stock options is calculated based on the Black-Scholes option pricing model and is amortized to expense over the service period which is equivalent to the time required to vest the stock options.

Income Taxes - Income taxes are provided based on the liability method for financial reporting purposes. Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Uncertain tax positions are recognized in the financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

The Company is required to file federal income tax returns in the United States and in various state and local jurisdictions. The Company’s tax returns filed since inception are subject to examination by taxing authorities in the jurisdictions in which it operates in accordance with the normal statutes of limitations in the applicable jurisdiction.

Earnings Per Share - Basic earnings per share have been calculated based upon the weighted-average number of common shares outstanding. Diluted earnings per share have been calculated based upon the weighted-average number of common and potential shares.

Business Combinations - The Company follows the provisions of ASC 805 in accounting for business combinations. Acquisitions under common control are accounted for using the carryover basis of any assets from the acquired company.

Reclassifications - Certain amounts previously presented for prior periods have been reclassified to conform to the current presentation. The reclassifications had no effect on net loss, working capital or equity previously reported.

Recently Issued Accounting Pronouncements - Various accounting standards updates have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries. Recently accounting pronouncements have been issued that are likely to have a material impact to the Company’s consolidated financial statements. These include accounting standards as they apply to leases. The Company will treat its development of mineral rights under standards for operating leases commonly applied in mineral extraction industries.

Fair Value Measurements - The carrying value of cash and cash equivalents, accounts receivable, and accounts payable, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. The estimated fair value of long-term debt was determined by discounting future cash flows using rates currently available to the Company for debt with similar terms and remaining maturities. The Company calculated that the estimated fair value of the long-term debt is not significantly different than the carrying value of the debt.

F-7

Fair value is defined as the price that would be received to sell an asset or price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are classified for disclosure purposes according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair-value-measurement hierarchy are as follows:

•	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—Inputs that reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.•

•	Level 3—Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

In determining fair value, the Company utilizes observable market data when available, or models that incorporate observable market data. In addition to market information, the Company incorporates transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value. The Company utilizes the most observable inputs available for the valuation technique employed. If a fair value measurement reflects inputs at multiple levels within the hierarchy, the fair-value measurement of both financial and non-financial assets and liabilities are characterized based upon the lowest level of input that is significant to the fair value measurement.

NOTE 3 – GOING CONCERN

The sale of the Company’s oil and gas properties raised substantial doubt of the Company to continue as a going concern. The Company also has an accumulated deficit at this point and has experienced net losses for the most part throughout its history. The Company will need additional financing to continue its operations over the next twelve months, and while management believes it will secure such financing, there can be no guarantee that it will occur.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. These financial statements do not reflect adjustments that would be necessary if the going concern assumption was not appropriate.

NOTE 4 – REORGANIZATION

On July 1, 2017, the Company acquired all of the shares of Solar Quartz Technologies Limited, a company incorporated in New Zealand (“SQTNZ”) and has recorded it as reorganization of entities under common control. These shares were purchased from Solar Quartz Technologies, Inc. (“SQTI”). We subsequently changed our name to Graphene & Solar Technologies Limited (formerly known as Solar Quartz Technologies Corporation) in Colorado and have applied FINRA for the name changed and to trade under the symbol “GSTX”. We have not been cleared by FINRA to use the new trading symbol GSTX. During July 2017 the Company issued 213,402,755 new shares of common stock to SQTI in exchange for 122 (100%) of the common shares of SQTNZ. The cost of this acquisition was recorded at $30,000. The difference between the consideration and the equity of the acquired entity was charged to additional paid-in capital. The issuance of these shares was equivalent to 95% of the Company’s shares issued, as we committed to issue an additional 10,021,224 shares to those holders of our common stock immediately prior to the acquisition. These actions resulted in a total of 224,426,229 shares outstanding. The Company does not anticipate any further reorganization of its common stock. We plan to apply to trade on the more senior OTCQX exchange or NASDAQ. The mineral rights owned by SQTNZ were acquired from Solar Quartz Technologies Pte., formerly known as Auzsolar Pte Ltd, a Singapore corporation, all companies under common control.

F-8

SQTNZ is a corporation that has no prior business activity other than being the title owner of the exclusive mining and development rights for two HPQ deposits known as Quartz Hill (represented by leases ML 30235, ML 30236 and ML 30237) and White Springs (represented by leases ML 30238 and ML 30239) located in North Queensland, Australia.

HPQS is an essential primary material for the manufacture of: PV solar panels; semiconductors; all high-end electronic products; fiber optical cables; halogen lamps; HD and LCD television screens; and EMC.

NOTE 5 – INCOME TAXES

The Company operates in the United States; accordingly, federal and state income taxes have been provided based upon the tax laws and rates of the U.S. The Company has incurred losses since inception and, accordingly has a net operating loss carry forward as of September 30, 2017, of approximately $5,916,688. Since the Company has, on a cumulative basis, experienced net losses for tax purposes, the provisions for income taxes consists of the following:

Description	2018	2017

Tax provision at expected tax rate (35%)	$(586,160)	$(574,296)
Increase (decrease) to valuation allowance	586,160	574,296
Income tax provision	$-	$-

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock— In July 2017 the Company increased its authorized preferred stock from 5,000,000 to 10,000,000 shares authorized and none have been issued or are outstanding.

Common Stock—In July 2017 the Company increased its authorized common shares from an aggregate of 100,000,000 shares to an aggregate of 500,000,000 shares of common stock with $0.00001 par value.

•	Common shares of 23,025 were issued in conjunction with the settlement of debt during the year ended September 30, 2016, resulting in increases to common stock of $1, and additional paid-in capital of $22.

•	Common shares of 223,424,095 were issued for the purchase of Solar Quartz Technologies Limited (New Zealand) during the year ended September 30, 2017, resulting in increases to common stock of $2,234, and paid-in capital of ($431,701).

•	Common shares of 8,200,000 were issued to management resulting in an increase common stock of $82 and additional paid-in capital of $1,206,330.

•	Sale of common shares of 3,3369,922 resulted increase of common stock of $33 and to additional paid-in capital of $378,570.

•	Related party debt forgiveness resulted in an increase to additional paid in capital of $438,520.

•	Issuance of shares for debt resulted in an increase to shares of 50,000 and an increase to additional paid in capital of $60,730.

F-9

NOTE 7 – STOCK-BASED COMPENSATION

On January 10, 2011, the Board of Directors approved a Non-Qualified Stock Option Plan (the “Plan”) that authorizes the issuance of up to 1,500,000 shares of Company common stock to persons that exercise options granted pursuant to the Plan. The Company’s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however, that bona fide services must be rendered by such consultants or advisors, and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. In fiscal year ending September 30, 2018, 8,200,000 were issued to management for services provided.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Office Lease – The Company leases a virtual office lease in Beverly Hills, California until June 30, 2019 at $149 per month.

The Power Up convertible note referred to in Note 9 includes a conversion feature that only goes into effect upon default wherein the note can be converted into share of common stock at 55% of the average market value 20 days preceding the conversion date. This conversion feature represents a contingent liability as of September 30, 2018. As of January 19, 2019, the date these financial statements were available for issuance, this note is probably in default although the lender has not notified the Company of an event of default.

NOTE 9 – CONVERTIBLE NOTES PAYABLE

The Company’s material future contractual obligations by fiscal year as of September 30, 2018 were as follows:

	Total	2018	Thereafter
Convertible notes	$70,747	$70,747	--
Notes payable	$90,000	$90,000	--
Power Up loan payable	$63,000	$63,000	--

The notes payable bear interest at 10% and are due on demand. The convertible notes bear interest at 15% and are also due on demand. The principal and accrued interest of these notes can be converted at the discretion of the holders into common shares at $3.31/share. The Power Up loan bears interest at 12% and has the option of converting the debt into shares 170 days after the date of the note at 55% of the average market value 20 days preceding the conversion date. On December 31, 2018 the market share price was $.18.

The Company has contractual capital commitments outstanding in the principal balance of $70,474 at September 30, 2017. Accrued interest of $55,672 is due in addition to the principal balance of the Convertible notes.

NOTE 10 – RELATED PARTY

As of September 30, 2017, the amount due from affiliates was $26,890 and due to affiliates was $418,755. The entire amount was taken over from SQTNZ that essentially came from shareholders of Australian Oil and Gas Holdings Inc. During the fiscal year ending September 30, 2018 Australian Oil and Gas Holdings, Inc. forgave the debt and receivable producing a net gain to the Company of $391,785. In July, 2017 SQTNZ entered into an agreement with PGRNZ to provide services to SQTNZ at the rate of A$75,000 per quarter for a period of 36 months with provision to extent for an additional 12 month. In July 2016 SQTL entered into an agreement with Global Digital Solutions PTY LTD to provide services to SQTL at a rate of A$13,500 per month for a period of 12 months to be renewed annually, current amendment commencing January 1, 2018.

F-10

NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table summarizes the financial liabilities measured at fair value on a recurring basis as of September 30, 2018 and 2017:

Description	Level	September 30, 2018	September 30, 2017

Convertible Notes	1	$70,474	$70,474

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 18, 2019, the date these financial statements were available to be released. The only event requiring disclosure is the continent liability associated with the default of the Power Up note reference in Note 8. The fact that the conversion option available in the event of default is at 55% of the average market value 20 days preceding the conversion date, this represent an embedded derivative. The Company has not evaluated the effect of accounting for this liability at fair market value as of January 18, 2019, the date these financial statements were available for issuance.

F-11

GRAPHENE & SOLAR TECHNOLOGIES LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	September 30,
	2018	2018
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$93,831	$6,704
Total current assets	93,831	6,704
Other Assets:
Furniture & equipment, net of depreciation, $42,330 and $38,278	42,473	47,155
Quartz deposits	28,480	28,692

Total assets	$164,784	$82,551

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$109,481	$141,128
Accrued interest payable	40,111	55,673
Accrued liabilities	58,325	35,955
Short term notes payable	90,000	90,000
Due to affiliate parties	374,267	447,764
Notes payable - Power Up Lending, net of discount $1,551 and $2,503	61,449	60,497
Current portion of convertible notes payable, net of discount $- and $-	70,747	70,747
Total current liabilities	804,380	901,765

Stockholders’ deficit:
Preferred stock, $0.00001 par value; 10,000,000 shares authorized; none issued or outstanding
Common stock, $0.00001 par value; 500,000,000 and 500,000,000 shares authorized; 238,716,484 and 236,046,151 shares issued and outstanding	2,387	2,360
Additional paid-in capital	8,393,701	7,972,361
Comprehensive income	128,940	92,046
Accumulated deficit	(9,164,624)	(8,885,981)
Total stockholders’ deficit	(639,596)	(819,214)

Total liabilities and stockholders’ deficit	$164,784	$82,551

The accompanying notes are an integral part of these consolidated financial statements.

F-12

GRAPHENE & SOLAR TECHNOLOGIES Limited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND OTHER COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended December 31,
	2018	2017

Revenues	$--	$--

Operating expenses
Professional services	100,200	155,821
General and administrative	172,117	93,616

Total operating expenses	272,317	249,437

Loss from operations	(272,317)	(249,437)

Other income (expense)
Other income	1,434	1
Interest expense	(7,761)	(4,778)

Total other income (expense)	(6,327)	(4,777)

Net income (loss)	(278,644)	(254,214)

Other comprehensive income	36,894	--

Net comprehensive loss	$(241,750)	$(254,214)

Income (loss) per share:
Basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding	234,301,260	225,642,896

The accompanying notes are an integral part of these consolidated financial statements.

F-13

GRAPHENE & SOLAR TECHNOLOGIES LIMITED

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(278,644)	$(254.215)
Adjustments to reconcile net income/(loss) to net cash from operating activities:
Stock-based compensation	100,200	56,248
Depreciation expense	4,335	27,714
Amortization of discount	952	--
Change in operating assets and liabilities:
Accounts payable	(30,868)	(58,336)
Accrued interest payable	2,653	2,654
Accrued liabilities	4,156	(6,275)
Due to related parties	(63,837)	--
Net cash used in operating activities	(261,053)	(232,210)

Cash flows from financing activities:
Due to affiliates	--	165,998
Proceeds from issuance of common stock	345,000	50,674
Issuance of short term note payable	--	5,000
Net cash provided by financing activities	345,000	221,672

Effect of currency translations to cash flow	3,180	--

Net change in cash and cash equivalents	87,127	(10,538)

Cash and cash equivalents:
Beginning of period	6,704	10,738
End of period	$93,831	$200

Supplemental cash flow information:
Interest paid	$--	$--
Noncash investing and financing activities:
Debt forgiveness	$--	$25,800

The accompanying notes are an integral part of these consolidated financial statements.

F-14

NOTE 1 – BASIS OF PRESENTATION

These consolidated financial statements of Graphene & Solar Technologies Limited (“GSTX” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In the opinion of management, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to Securities and Exchange Commission rules and regulations. These financial statements should be read along with Solar Quartz’s audited financial statements as of September 30, 2018.

Going Concern – The Company has incurred cumulative net losses since its inception and will require capital for future operating activities to take place. The Company’s ability to raise new funds through the future issuances of debt or common stock is unknown. The obtainment of additional financing, the successful development of a plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Future issuances of the Company’s equity or debt securities will be required for the Company to finance operations and continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Principles of Consolidation and Basis of Presentation — The consolidated financial statements include the accounts of Graphene & Solar Technologies Limited and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). A summary of the significant accounting policies applied in the preparation of the accompanying financial statements can be found in the Company’s Annual Report in form 10-K for the year ended September 30, 2018.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include but are not limited to the estimated useful lives of equipment for purposes of depreciation and the valuation of common shares issued for services, equipment and the liquidation of liabilities.

Stock-Based Compensation - The Company accounts for employee stock-based compensation using the fair value method. However, the Company did not evaluate employee-based compensation as the Company has no employees. The Company did issue stock to vendors/consultants for services performed. The fair value attributable to stock options is calculated based on the Black-Scholes option pricing model and is amortized to expense over the service period which is equivalent to the time required to vest the stock options.

Foreign Currency Translations – The functional currency of the Company’s foreign subsidiary is primarily the respective local currency. Assets and liabilities of the Company’s foreign subsidiary are translated into U.S. Dollars at the year-end exchange rate, and revenues and expenses are translated at average monthly exchange rates. Translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity. All other foreign currency transaction gains and losses are included in other (income) expense, net.

F-15

Earnings Per Share - Basic earnings per share have been calculated based upon the weighted-average number of common shares outstanding. Diluted earnings per share were not calculated as such potential shares would be anti-dilutive. Potential shares that could be converted into common shares at December 31, 2018 are approximately 636,364.

Reclassifications - Certain amounts previously presented for prior periods have been reclassified to conform to the current presentation. The reclassifications had no effect on net loss, working capital or equity previously reported.

Recently Issued Accounting Pronouncements - Various accounting standards updates have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries. Recently accounting pronouncements have been issued that are likely to have a material impact to the Company’s consolidated financial statements. These include accounting standards as they apply to leases. The Company will treat its development of mineral rights under standards for operating leases commonly applied in mineral extraction industries.

NOTE 3 – CONVERTIBLE NOTES PAYABLE

The Company’s indebtedness as of December 31 and September 30, 2018 were as follows:

Description	December 31, 2018	September 30, 2018

Convertible notes	$70,747	$70,747
Notes Payable	$90,000	$90,000
Note Payable-Power Up Lending	$63,000	$63,000

The Notes Payable bear interest at 10% and are due on demand. The convertible notes bear interest at 15% and are also due on demand. The principal and accrued interest of these convertible notes can be converted at the discretion of the holders into common shares at $3.31/share. The Power Up Lending note bears interest at 12% and is due on May 31, 2019. The holder of the loan has the option of converting into shares 170 days after the date of the note at 55% of the average market value 20 days preceding the conversion. On December 31, 2018 the market share price was $0.18. The contingent liability will be effective on January 29, 2019 and was not recorded as of December 31, 2018 as this conversion feature was not in effect on December 31, 2018. On January 29, 2019 the holder of the note did not elect to convert to shares.

NOTE 4- RELATED PARTY

In the fiscal year ended September 30, 2018, the Company reported $391,865 due to affiliated parties was eliminated from the books of Solar Quartz Technologies Limited concurrent with issuance of shares. There was also a $25,800 debt forgiveness from its affiliate, and both were charged to Additional Paid-in Capital in the year ended September 30, 2018. A partial payment of $160,000 on a debt to a related party was made in December 2018.

NOTE 5 – STOCKHOLDERS’ EQUITY

Common shares of 2,670,000 were issued resulting in an increase to capital stock of $27 and an increase to Additional Paid-in Capital of $445,173. Of the 2,670,000 shares, 600,000 shares were issued for services valued at $100,200 and 2,070,000 shares were issued for proceeds totaling $345,000. The registration of 22,416 common shares to one of the Vanguard Energy Corporation (“VNGE”) stockholders under the acquisition agreement with Graphene & Solar Technologies Limited were made in the quarter ending December 31, 2018.

F-16

GRAPHENE & SOLAR

TECHNOLOGIES LIMITED

34,020,000 Shares of Common Stock

PROSPECTUS

2019

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered, all of which are being paid by us.*:

Securities and Exchange Commission registration fee	$16,493
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Miscellaneous	5,000

Total	$91,493	*

* All fees, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Colorado Revised Statutes provide that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years from now, there have been the following sales of unregistered (restricted) securities:

•	23,025 restricted shares of common stock were issued in conjunction with the settlement of debt during the year ended September 30, 2016, resulting in increases to common stock of $1, and additional paid-in capital of $22.

•	223,424,095 restricted shares of common stock were issued for the purchase of Solar Quartz Technologies Limited (New Zealand) during the year ended September 30, 2017, resulting in increases to common stock of $2,234, and paid-in capital of ($431,701).

•	8,200,000 restricted shares of common stock were issued to management resulting in an increase common stock of $82 and additional paid-in capital of $1,206,330.

•	3,3369,922 restricted shares of common stock were sold that resulted increase of common stock of $33 and to additional paid-in capital of $378,570.

•	50,000 restricted shares of common stock were issued for debt that resulted in an increase to additional paid in capital of $60,730.

•	500,000 restricted shares of common stock were issued to Frank G. Herrera in November 2018 for services to be rendered to us as interim chief financial officer.

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With respect to these sales of unregistered securities, we relied on the exemptive provisions of Rule 506 of Regulation D under the Securities Act of 1933, as amended. At all times relevant the securities were offered subject to the following terms and conditions:

•	the sales were made exclusively to sophisticated or accredited investors, as defined in Rule 502;

•	the purchasers were given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

•	at a reasonable time prior to the sale of securities, the purchaser were advised of the limitations on resale in the manner contained in Rule 502(d)2;

•	neither we nor any person acting on its behalf sold the securities by any form of general solicitation or general advertising; and

•	all sales under this offering were made through John Fleming, our then President and director.

No commissions were paid in connection with any of these sales. All share certificates bear a legend restricting their disposition.

Other than these sales, there have been no other sales of our securities during the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits included or incorporated by reference in this document are set forth in the attached Exhibit Index. Financial statement schedules are provided at the end of the Prospectus filed in connection with this registration statement.

ITEM 17. UNDERTAKINGS

The undersigned company hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melbourne, Australia, on April 5, 2019.

Graphene & Solar Technologies Limited

By:	/s/ Roger May
Roger May,
Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger May his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities in connection with this Registration Statement including to sign in the name and on behalf of the undersigned and any or all amendments (including, without limitation, post-effective amendments) to the registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Roger May	Interim Chief Executive Officer/Director	April 5, 2019
Roger May

/s/ David A. B. Halstead	Director	April 5, 2019
David A. B. Halstead

/s/ Michael Selsman	Director	April 5, 2019
Michael Selsman

/s/ Frank G. Herrera	Chief Financial Officer and Principal Accounting Officer	April 5, 2019
Frank G. Herrera

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EXHIBIT INDEX

Number	Description

3.1	Articles of Incorporation, dated June 21, 2010 (incorporated by reference to Exhibit 3.1 of the Form S-1 filed on May 13, 2011).

3.2	Articles of Amendment, dated September 29, 2015 (filed herewith).

3.3	Articles of Amendment, dated July 5, 2017 (incorporated by reference to Exhibit 5.03 of the Form 8-K/A filed on October 4, 2017).

3.4	Articles of Amendment, dated September 18, 2018 (filed herewith).

3.5	Bylaws, dated June 21, 2010 (incorporated by reference to Exhibit 3.2 of the Form S-1 filed on May 13, 2011).

5.1	Opinion of Counsel (filed herewith).

10.1

Asset Acquisition Agreement to Exchange Securities between Vanguard Energy Corporation and Solar Quartz Technologies, Inc., dated June 28, 2017 (incorporated by reference to Exhibit 10 of the Form 8-K/A filed on October 4, 2017).

14	Code of Ethics, dated March 2, 2011 (incorporated by reference to Exhibit 14 of the Form S-1 filed on May 13, 2011).

21	Subsidiaries (incorporated by reference to Form 10-K filed on September 7, 2018).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Counsel (filed herewith).

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